Exhibit 4.2

May 13, 2024

GeoPark Argentina S.A.

Av. del Libertador 602, 3rd floor

City of Buenos Aires

Argentina

Attn: Andrés Ocampo

GeoPark Limited

Calle 94 N° 11-30, 8th floor

Bogotá

Colombia

Attn: Andrés Ocampo

Ref.: Irrevocable Offer No. 1/2024

Dear Sirs,

Petrolera El Trébol S.A., a corporation (sociedad anónima) organized and existing under the laws of Argentina, with office at Alem 855, 3rd floor, City of Buenos Aires, Argentina (“Farmor”), and Phoenix Global Resources Limited, a corporation organized and existing under the laws of England, with office at 1st Floor, 62 Buckingham Gate, London SW1E 6AJ, England (“PGR”), as a result of previous negotiations, hereby irrevocably offers to: (i) GeoPark Argentina S.A., a corporation (sociedad anónima) organized and existing under the laws of Argentina, with office at Av. del Libertador 602, 3rd floor, City of Buenos Aires, Argentina (the “Farmee”); and (ii) GeoPark Limited, a company organized and existing under the laws of Bermuda, with office at Calle 94 N° 11-30, 8th Floor, City of Bogotá, Colombia (the “Guarantor”), to enter into a farm-out agreement pursuant to the terms and conditions set forth in Annex I attached hereto (the “Offer”). Each of Farmor, Farmee and Guarantor are individually referred herein to as a “Party” and, jointly, as the “Parties”.

FIRST: The Offer shall be valid and irrevocable for 5 (five) Business Days (the “Expiration Date”). Receipt of the Offer by the Farmee and the Guarantor shall be confirmed by a written notice delivered to the Farmor. The Offer may only be accepted or rejected by the Farmee and the Guarantor in its entirety.

SECOND: The Offer shall be considered accepted if, on or prior to the Expiration Date, the Farmor receives a written notice of acceptance executed and delivered by the Farmee and the Guarantor (the “Notice of Acceptance”). Upon receipt of the Notice of Acceptance, the Farmor shall provide the Farmee and the Guarantor with written confirmation thereof.

THIRD: If the Notice of Acceptance is not received by the Farmor on or prior to the Expiration Date, the Offer shall be deemed revoked and it may no longer be accepted by the Farmee and the Guarantor even if the Farmor does not revoke it expressly.

FOURTH: If, on or prior to the Expiration Date, the Farmor receives the Notice of Acceptance from the Farmee and the Guarantor, then an agreement shall become in full and effect among the Parties on the terms and conditions set forth in Annex I (the “Agreement”), and the Agreement shall be valid, binding, effective and enforceable with respect to each and all of the Parties, and each and all of them shall become parties to the Agreement as if each of them had executed and delivered the same. The Agreement shall be deemed entered into as of the date in which the Farmor has received the Notice of Acceptance from the Farmee and the Guarantor as indicated above (the “Acceptance Date”).

FIFTH: Section 10.2 (Notices), Section 10.6 (Governing Law), and Section 10.7 (Dispute Resolution) of Annex I shall apply mutatis mutandis to this Offer and the Notice of Acceptance to which they are deemed incorporate mutatis mutandis by means of reference.

Sincerely yours,

Petrolera El Trébol S.A

/s/ Pablo Bizzotto	/s/ Pablo Arias
Name: Pablo Bizzotto	Name: Pablo Arias
Title: Chief Executive Officer	Title: Head of Finance

Acknowledged, accepted and agreed by Kilwer S.A. and Ketsal S.A. (in process of registering the Merger Agreement dated August 29, 2022, pursuant to which Petrolera El Trébol S.A., Kilwer S.A. and Ketsal S.A. agreed to a merger by absorption by Petrolera El Trébol S.A. in accordance with Article 82 et seq. of the Argentine Companies Law No. 19,550).

Kilwer S.A

/s/ Pablo Bizzotto	/s/ Pablo Arias
Name: Pablo Bizzotto	Name: Pablo Arias
Title: Chief Executive Officer	Title: Head of Finance

Ketsal S.A.

/s/ Pablo Bizzotto	/s/ Pablo Arias
Name: Pablo Bizzotto	Name: Pablo Arias
Title: Chief Executive Officer	Title: Head of Finance

Phoenix Global Resources Limited

/s/ Nigel John Duxbury
Name: Nigel John Duxbury
Title: Company Secretary

NOTICE OF RECEIPT OF OFFER

May 13, 2024

Petrolera El Trébol S.A.

Alem 855, 3rd Floor

City of Buenos Aires

Argentina

Attn: Chief Executive Officer

Phoenix Global Resources Limited

1st Floor

62 Buckingham Gate

London SW1E 6AJ

England

Attn: Chief Executive Officer

Ref.: Irrevocable Offer No. 1/2024

Dear Sirs,

We hereby confirm receipt of your Irrevocable Offer No. 1/2024, dated 13, 2024. This confirmation shall not be deemed an acceptance of the Offer.

Sincerely yours,

By GeoPark Argentina S.A.

/s/ Andrés Ocampo
Name: Andrés Ocampo
Title: Chief Executive Officer

By GeoPark Limited

/s/ Andrés Ocampo
Name: Andrés Ocampo
Title: Chief Executive Officer

NOTICE OF ACCEPTANCE

May 13, 2024

Petrolera El Trébol S.A.

Alem 855, 3rd Floor

City of Buenos Aires

Argentina

Attn: Chief Executive Officer

Phoenix Global Resources Limited

1st Floor

62 Buckingham Gate

London SW1E 6AJ

England

Attn: Chief Executive Officer

Ref.: Irrevocable Offer No. 1/2024

Dear Sirs,

We hereby irrevocably and unconditionally accept your Irrevocable Offer No. 1/2024, dated 13, 2024.

Sincerely yours,

By GeoPark Argentina S.A.

/s/ Andrés Ocampo
Name: Andrés Ocampo
Title: Chief Executive Officer

By GeoPark Limited

/s/ Andrés Ocampo
Name: Andrés Ocampo
Title: Chief Executive Officer

RECEIPT OF ACCEPTANCE NOTICE

May 13, 2024

GeoPark Argentina S.A.

Av. del Libertador 602, 3rd Floor

City of Buenos Aires

Argentina

Attn: Andrés Ocampo

GeoPark Limited

Calle 94 N° 11-30, 8th floor

Bogotá, Colombia

Attn: Andrés Ocampo

Ref.: Irrevocable Offer No. 1/2024

Dear Sirs,

We hereby confirm receipt of the Notice of Acceptance of the Irrevocable Offer No. 1/2024, dated 13, 2024.

Sincerely yours,

By Petrolera El Trébol S.A

/s/ Pablo Bizzotto	/s/ Pablo Arias
Name: Pablo Bizzotto	Name: Pablo Arias
Title: Chief Executive Officer	Title: Head of Finance

Acknowledged, accepted and agreed by Kilwer S.A. and Ketsal S.A. (in process of registering the Merger Agreement dated August 29, 2022, pursuant to which Petrolera El Trébol S.A., Kilwer S.A. and Ketsal S.A. agreed to a merger by absorption by Petrolera El Trébol S.A. in accordance with Article 82 et seq. of the Argentine Companies Law No. 19,550).

Kilwer S.A

/s/ Pablo Bizzotto	/s/ Pablo Arias
Name: Pablo Bizzotto	Name: Pablo Arias
Title: Chief Executive Officer	Title: Head of Finance

Ketsal S.A.

/s/ Pablo Bizzotto	/s/ Pablo Arias
Name: Pablo Bizzotto	Name: Pablo Arias
Title: Chief Executive Officer	Title: Head of Finance

Phoenix Global Resources Limited

/s/ Nigel John Duxbury
Name: Nigel John Duxbury
Title: Company Secretary

ANNEX I

TERMS AND CONDITIONS

FARM-OUT AGREEMENT

by and between

PETROLERA EL TRÉBOL S.A.,

PHOENIX GLOBAL RESOURCES LIMITED,

GEOPARK ARGENTINA S.A.,

and

GEOPARK LIMITED

Related, among others, to the Hydrocarbons Blocks “Mata Mora Norte” and “Mata Mora Sur” (Province of Neuquén), and “Confluencia Norte” and “Confluencia Sur” (Province of Río Negro)

EXHIBITS AND SCHEDULES

exhibit	content
a	Map of Blocks
B	(1) Draft Amendment N° 2 to the MM UT, and (2) Draft Amendment N° 1 to the RN UTs
C	Form of Closing Certificate
D	Draft notes to request consent & waiver of ROFR to (1) GyP and (2) EHIPSA
e	WP&B 2024
F	WPG 2025
G	Draft notes to request (i) the Farm-out Authorization NQN, and (ii) the Farm-out Authorization RN (including draft of the RN Public Deeds)
H	Form of Accounting Statement
I	Fec Payments until Execution Date
J	Excluded Assets
K	Inventory of Related Assets
L	Joint Marketing Agreement Term Sheet
M	Draft note to request OTE’s consent to the assignment of a 50% interest in the OTE Agreement

SCHEDULE	content
4.1	Farmor Disclosure Schedules

FARM-OUT AGREEMENT

This Agreement is entered into as of the Execution Date by and among the Parties.

RECITALS

WHEREAS, pursuant to Decree No. 331/2021, the NQN Province: (i) granted a 35-year unconventional hydrocarbons exploitation concession over the “Mata Mora Norte” portion (“MMN”) of the MM Block, in accordance with the Federal Hydrocarbons Law (the “CENCH”), in favor of GyP, which includes a five-year pilot project entailing an investment of approximately US$ 110,000,000 (the “Pilot Project”); (ii) maintained the reservation over the “Mata Mora Sur” portion (“MMS”) of the MM Block in favor of GyP for the purpose of carrying out certain exploratory activities until April 27, 2026; and (iii) approved the first addendum to the statutory joint venture agreement (union transitoria) (the “MM UT”) dated as of March 2, 2021, entered into by Kilwer (as operator of the MM Block and holder of a 45% participating interest therein), Ketsal (as holder of a 45% participating interest), and GyP (as holder of a 10% participating interest), for the purpose of carrying out operations within the MM Block;

WHEREAS, pursuant to Decree No. 779/2023, on July 11, 2023, the RN Province granted to Kilwer a hydrocarbons exploration permit with unconventional target over each of the hydrocarbons blocks “Confluencia Norte” (“CN” or the “CN Permit”, as the case may be) and “Confluencia Sur” (“CS” or the “CS Permit”, as the case may be, and, together with the CN Permit, the “RN Permits”), located in the RN Province (the “RN Blocks”), in accordance with the Federal Hydrocarbons Law and the Bidding Terms and Conditions approved by Provincial Decree No. 17/2023;

WHEREAS, pursuant to Decrees No. 17/2023 and No. 779/2021 of the RN Province, on August 14, 2023, Kilwer entered into: (i) two hydrocarbons exploration contracts dated August 14, 2023, with the RN Province, for the purpose of the activities to be carried in the RN Blocks under the Permits (the “RN Exploration Contracts”); and (ii) a statutory joint venture agreement (Contrato de Unión Transitoria) (jointly, the “RN UTs”) for the exploitation, development and exploration of the RN Blocks dated August 14, 2023, with EDHIPSA, which potentially holds a non-operating participating interest of 10% (ten per cent) in the RN UTs, effective as from the commencement of exploitation of the RN Blocks and subject to the exercise by EDHIPSA of its rights to hold such participating interest in the RN UTs pursuant to Section 24 of each RN UT (the “EDHIPSA Opt-in Right”);

WHEREAS, on August 29, 2022, Farmor, Kilwer and Ketsal entered into a Merger Agreement pursuant to which Farmor, Kilwer and Ketsal agreed to a merger by absorption by Farmor in accordance with Article 82 et seq. of the Argentine Companies Law No. 19,550 (as amended) (pending of registration) and pursuant to which the Farmor acts as the absorbing and successor company (the “Merger”);

WHEREAS, as a result of the Merger, the Farmor is the operator and owner of: (i) a ninety percent (90%) Participating Interest in the MM UT (the “MM PI”), and GyP is the owner of the remaining ten percent (10%) Participating Interest in the MM UT and holder of the legal title over the MM Block (including the CENCH granted over MMN, and the reserved area granted over MMS); and (ii) a one hundred percent (100%) Participating Interest over the RN Blocks, the Exploration Contract, and the RN UT (the “RN PI”);

WHEREAS, the Farmor is a party to firm transportation and storage contracts with Oldelval and OTE for purposes of evacuating the Hydrocarbons produced in the Blocks (the “FEC”); and

WHEREAS, the Farmee desires to acquire and receive from the Farmor, and the Farmor wishes to assign, a fifty percent (50%) of each of the MM PI, the RN PI, the FEC, and any and all Related

Assets, so, upon Closing, Farmee shall own the Assets, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS – INTERPRETATION RULES

1.1.	DEFINITIONS

When used in this Agreement, the following capitalized terms shall have the meaning ascribed to them below, except as otherwise expressly provided:

“Acceptance Date” has the meaning set forth in the Offer.

“Accounting Firm” has the meaning set forth in Section 6.3.5(d), which shall be appointed by the Parties among any of the largest global accounting firms: Deloitte, Ernst & Young (EY), PricewaterhouseCoopers (PwC), and Klynveld Peat Marwick Goerdeler (KPMG).

“Action” means any audit, action, litigation, demand, claim, counterclaim, notice of violation, citation, summons, Order, hearing, arbitration, complaint, petition, suit, or any other proceeding, inquiry or investigation, whether civil, commercial, administrative, regulatory, environmental, tax, or criminal or otherwise, at Law or in equity, in each case, by or before a Governmental Authority.

“Affiliate” of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person; where “control,” as used with respect to any Person, means (a) the power to vote at least fifty percent (50%) of the voting power of a Person, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“After-Tax Basis” means that in calculating the amount of an indemnity pursuant to ARTICLE IX there shall be taken into account:

(i)

if the payee is subject to Taxes in any jurisdiction in respect of any indemnity payment under this Agreement, the payer shall increase the amount of the payment by such additional amount as is necessary to ensure that the net amount received and retained by the payee (after deduction of all Taxes) is equal to the amount which it would have received and retained had the payment in question not been subject to Taxes;

(ii)

if any deduction or withholding Tax is suffered by the indemnity payee, the payer shall increase such indemnity payment by such amount as will, after the deduction or withholding has been made, leave the payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding and, in the event that the payee becomes entitled to a credit or repayment in respect of such withholding Tax, it shall pay to the payer such amount (not exceeding the actual credits or repayment after effective crediting and repayment) as will leave the payee in no worse position than if the withholding had not been suffered; and

(iii)	any Tax Relief, which is actually obtained by the payee, to the extent such Tax Relief is attributable to the indemnity payment or the matter giving rise to the indemnity payment.

“Agreement” has the meaning set forth in the Offer.

“Amendment N° 2 to the MM UT” means the amendment to the MM UT to be executed by and between the Farmor, the Farmee and GyP, by means of which Farmee shall be incorporated as a party to the MM UT, reflecting the Participating Interest of each of Farmor, Farmee and GyP as a result of the consummation of the Transfer of the MM Assigned Interest, substantially in the form attached hereto in EXHIBIT B.

“Amendments to the RN UTs” means, jointly, the amendments to the RN UTs to be executed by and between Farmor, Farmee and EDHIPSA, by means of which Farmee shall be incorporated as a party to each RN UT, reflecting the Participating Interest of each of Farmor, Farmee and EDHIPSA as a result of the consummation of the Transfer of the RN Assigned Interest, substantially in the form attached hereto in EXHIBIT B.

“Antitrust Approval” means the approval under the Antitrust Law from the Argentine Antitrust Authority in respect of the consummation of the Transactions.

“Antitrust Authority” means the Secretary of Trade of Argentina (Secretaría de Comercio del Ministerio de Economía), either acting directly or through the Argentine Antitrust Commission (Comisión Nacional de Defensa de la Competencia), the National Antitrust Authority (Autoridad Nacional de Defensa de la Competencia) or any other competent Governmental Authority that may replace any of the foregoing, from time to time, pursuant to the Antitrust Law.

“Antitrust Filing” means the filing known as “Form F-1” for purposes of requesting the Antitrust Approval.

“Antitrust Law” means Argentine Law No. 27,442, Decree No. 480/2018, Resolution No. 208/2018 of the Secretariat of Commerce of Argentina, Resolution No. 905/2023 of the Secretariat of Commerce of Argentina, and any other applicable Law addressing competition issues, including but not limited to the competition clearance of mergers, acquisitions or other business combinations.

“Applicable Exchange Rate” means, on any date of determination, (i) the “Seller Rate of Exchange” for “Dollar Divisa” published by Banco de la Nación Argentina on its website www.bna.com.ar (or such other website of Banco de la Nación Argentina where the quotation is published if this website address changes prior to such date of determination) at the close of business of the Business Day immediately preceding such date of determination, or (ii) if the exchange rate described in item (i) above is not available, the exchange rate informed by the Argentine Central Bank in accordance with Argentine Central Bank Communication “A” 3500 dated March 1, 2002, as amended and complemented, published on the Business Day immediately preceding such date of determination.

“Argentina” means the Republic of Argentina.

“Assets” has the meaning set forth in Section 2.1.1(v).

“Assigned Interests” means, jointly, the FEC Assigned Interest, the RN Assigned Interest and the MM Assigned Interest.

“Associated Person” has the meaning set forth in Section 4.1.9.

“Assumed Liabilities” has the meaning set forth in Section 6.2(i).

“Base Consideration” has the meaning set forth in Section 2.2.1 (iii).

“Basket Amount” means US$ 500,000 (Dollars five hundred thousand).

“Benchmark Rate” means the Term SOFR plus 200 basis points.

“Blocks” means, jointly, the MM Blocks and the RN Blocks.

“Business” means the business of exploring, developing and exploiting the Blocks pursuant to and in accordance with the Project Documents.

“Business Day” means any day except Saturday or Sunday or any other day on which commercial banks are required or authorized to close in the City of Buenos Aires, Argentina, New York, United States of America and London, United Kingdom.

“Carry Consideration” has the meaning set forth in Section 2.2.1 (v).

“Carry Consideration Caps” has the meaning set forth in Section 2.2(ii)(iv).

“Carry Costs” has the meaning set forth in Section 2.2(ii)(ii).

“Cash Call” means any request for the Parties to advance into a joint account their respective Participating Interest shares of estimated cash requirements in the corresponding Block, in accordance with the relevant Joint Operating Agreement.

“CCC” means the Argentine Civil and Commercial Code (as amended from time to time).

“CENCH” means the concession for the unconventional exploitation of hydrocarbons (Concesión de Explotación No Convencional de Hidrocarburos) governed by the Federal Hydrocarbons Law.

“Change of Control” means, with respect to any Party, any direct or indirect change in Control of such Party, whether through merger, spin-off, sale of shares or other equity interests, or otherwise, through a single transaction or series of related transactions, from one or more transferors to one or more transferees.

“Claim Notice” has the meaning set forth in Section 9.2.9.

“Closing Certificate” means the certificate to be executed by the Parties or each of them at Closing, substantially in the form of EXHIBIT C.

“Closing Date” means the date on which the relevant Closing occurs.

“Closing Documents” means the RN Public Deeds and the Closing Certificate.

“Closing Payment” has the meaning set forth in Section 2.2(i)(iii).

“Closing” means the MM Closing and/or the RN Closing, as applicable.

“CN” has the meaning set forth in the Recitals.

“CN Permit” has the meaning set forth in the Recitals.

“Conditions Precedent” has the meaning set forth in Section 3.1.1.

“Confidential Information” has the meaning set forth in Section 6.3.7(i).

“Confluencia Norte Cap” has the meaning set forth in Section 2.2(ii)(i).

“Confluencia Sur Cap” has the meaning set forth in Section 2.2(ii)(ii).

“Consequential Losses” means any (i) consequential, indirect, speculative or incidental damages (except, in each case, to the extent such damages are reasonably foreseeable at the time that the applicable action was taken), (ii) punitive or special damages, or (iii) loss of production, loss of profit, pérdida de la chance or business interruption.

“Consideration” has the meaning set forth in Section 2.2(i).

“Contingent Payment” has the meaning set forth in Section 2.2.1(iv).

“Contract” means any written or oral contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes or guarantees, sublicences, subcontracts, letter of intent and purchase orders), whether express or implied.

“Costs” means all documented costs, charges and expenses that are incurred by the Farmor in the Ordinary Course of Business solely in connection with the exploration and/or exploitation of the Blocks, including all capital expenses, joint interest billings, drilling, completion and production expenses, geological, geophysical, 3D seismic reprocessing and shallow hazard processing costs and any other expenditures, Surface Fees, banking taxes, and operating expenditures (including direct and indirect charges under the applicable Joint Operating Agreement); in each case, determined in accordance with the accounting procedures set forth in the applicable Joint Operating Agreement, as such procedures would have applied should the relevant Cost had been incurred following the Closing.

“CS” has the meaning set forth in the Recitals.

“CS Permit” has the meaning set forth in the Recitals.

“De minimis Amount” means US$ 50,000 (Dollars fifty thousand).

“Direct Claim” has the meaning set forth in Section 9.2.4(vii).

“Direct Claim Notice” has the meaning set forth in Section 9.2.4(vii).

“Disclosing Party” has the meaning set forth in Section 6.3.7(ii).

“Dispute Notice” has the meaning set forth in Section 9.2.4(vii).

“Dispute Period” has the meaning set forth in Section 9.2.4(vii).

“Dollars” or “US$” means dollars of the United States of America, being the lawful currency of the United States of America.

“Duplicar COD” has the meaning set forth in Section 10.10.1.

“Economic Sanctions Law” means any economic or financial sanctions administered by OFAC, the U.S. State Department, any other agency of the U.S. government, the United Nations, the United Kingdom, the European Union or any member state thereof.

“EDHIPSA Consent & Waiver” means a document to be executed by EDHIPSA providing EDHIPSA’s (i) consent to the assignment by Farmor to Farmee of a fifty percent (50%) Participating Interest in the RN UTs, and (ii) waiver of its preferential right to acquire such Participating Interest, as set forth in Article 24 of each RN UT (except to the extent the relevant period to exercise such preferential right shall have expired without EDHIPSA exercising the same in accordance with its terms).

“EDHIPSA Opt-in Right” has the meaning set forth in the Recitals.

“EDHIPSA” means Empresa de Desarrollo Hidrocarburífero Provincial S.A.

“Effective Date” means July 1, 2024.

“Encumbrance” means all liens, charges (fixed or floating), security interests, royalties, pledges, options, net profit interests, rights of pre-emption, mortgages, farm-in rights, farm-out rights, adverse claims, and other encumbrances on ownership rights of any kind or character or agreements to create the same.

“Environment” means all or any of the following, alone or in combination, the air (including the air within buildings and the air within any other natural or man-made structures above or below ground or above or below water), any layer of the atmosphere, water (including freshwater and water above or below ground or in pipes or sewerage systems), soil and land (including the sea or river bed, land sub strata and natural and man-made structures) and any natural ecological systems, structures, functions and living organisms (including micro-organisms and their habitats) supported by any of those media including man.

“Environmental Laws” means all Laws, licenses or permits, in each case, in the form of as existing and applied at the relevant time in any relevant jurisdiction, relating to the Environment including those related to: (i) harm or damage to or protection of the Environment and/or the provision of remedies in respect of or compensation for harm or damage to the Environment; (ii) emissions, discharges, releases or escapes into or the presence in the Environment of hazardous substances or the production, processing, management, treatment, storage, transport, handling or disposal of hazardous substances; (iii) worker or public health and safety; and/or (iv) any bylaws regulations or subordinate legislation, Orders, circulars, technical instructions, licenses or permits and binding codes of practice from time to time issued or made thereunder.

“Environmental Liability” means any and all past, existing or future (i) Losses to the Environment, contamination or other environmental problem pertaining to the Blocks (including the production, processing, transportation or delivery of Hydrocarbons), whether or not incurred under or pursuant to any applicable Law, including Environmental Law, Contract law, international law, customary law or international convention, and including further any matters related to soil, surface, underground air, water, groundwater, surface water contamination, the restoration or reclamation of any part of the Blocks; (ii) Actions related to remediation; (iii) Losses resulting from injury or death to natural persons caused by the exposure or alleged exposure to hazardous materials, pollution, contaminant or other regulated substances in or into the Environment derived from activity related to hydrocarbon exploration and exploitation; and/or (iv) Losses relating to the actual presence, release, emission or discharge of hazardous materials, pollution, contaminant or other regulated substances in or into the Environment derived from activities related to hydrocarbon exploration and exploitation; in all cases irrespective of how and when such Losses or Action is or was originated.

“Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.

“Excluded Assets” means any Hydrocarbons stored in tanks or pipelines at the Effective Date (measured pursuant to Section 6.3.5(c) herein), the power generators, and the flowback equipment and desanders identified in EXHIBIT J.

“Execution Date” means the date on which the Notice of Acceptance is received by the Farmor.

“Expiration Date” has the meaning set forth in the Offer.

“Exploratory Commitments” means the minimum exploratory capital expenditure investment commitments undertaken by Farmor with respect to MMS, CN and CS pursuant to the Project Documents, consisting of: (i) in connection with MMS, 48 km2 of 3D seismic, seismic reprocessing and geochemical studies; (ii) in connection with CN, 80 km2 of 3D seismic, seismic reprocessing and geochemical studies, plus the exploratory drilling of 4 horizontal Wells; and (iii) in connection with CS, 154 km2 of 3D seismic, seismic reprocessing and geochemical studies, plus the exploratory drilling of 3 horizontal Wells.

“Farmee” has the meaning set forth in the Offer.

“Farmee Indemnified Parties” has the meaning set forth in Section 9.2.1.

“Farmee Reimbursement Amounts” has the meaning set forth in Section 2.7.4.

“Farmor” has the meaning set forth in the Offer.

“Farmor Disclosure Schedule” means the disclosure schedule, dated as of the Execution Date, prepared by Farmor in connection with the execution and delivery of, and forming a part of, this Agreement and which are attached hereto in Schedule 4.1.

“Farmor Indemnified Parties” has the meaning set forth in Section 9.2.2.

“Farmor Reimbursement Amounts” has the meaning set forth in Section 2.6.4.

“Farm-out Authorization NQN” means a provincial decree issued by the Executive Branch of the NQN Province, published in the provincial official gazette and notified by the relevant Governmental Authority of the NQN Province to Farmee and Farmor, approving the Amendment N° 2 to the MM UT pursuant to Section 121 subsection g) of the Provincial Hydrocarbons Law.

“Farm-out Authorization RN” means a provincial decree issued by the Executive Branch of the RN Province, published in the provincial official gazette and notified by the relevant Governmental Authority of the RN Province to Farmee and Farmor, (i) approving the assignment to Farmee of the RN Assigned Interest and the corresponding amendments of the Exploration Contracts, if applicable, and (ii) expressly or tacitly waiving the right of first refusal of the RN Province as per Provincial Decree No. 348/2014.

“FEC Assigned Interest” has the meaning set forth in Section 2.1.1(iv).

“FEC Payment” has the meaning set forth in Section 2.2.1(ii).

“FEC” or “Firm Evacuation Contracts” means, jointly, (i) the Oldelval Agreement; and (ii) the OTE Agreement.

“Federal Hydrocarbons Law” or “FHL” means Argentine Law No. 17,319, as amended by Argentine Laws No. 26,197 and 27,007, and as the same may be further amended, regulated and supplemented.

“Final Reconciliation Statement” has the meaning set forth in Section 6.3.5(h).

“Form F-1” means the form for application for Argentine Antitrust Approval established by the Argentine Antitrust Authorities, or any equivalent “phase I” format that may replace it in the future or any other tailor-made form that may be required to be filed to obtain the Argentine

Antitrust Approval.

“Fundamental R&Ws” has the meaning set forth in Section 9.1.1(a).

“G&G Data” means geological, geophysical and geochemical and other similar data and information that is not obtained through a well bore.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the City of Buenos Aires, Argentina.

“GeoPark Commitment” has the meaning set forth in Section 2.2.1(v).

“GeoPark Promote” has the meaning set forth in Section 2.2.1(v).

“Governmental Authority” means any nation or government, any national, federal, state, territorial, provincial, municipal or other political subdivision thereof, any ministry, sub-ministry, agency or sub-agency, court, bureau, office, or department (including any Tax Authority or Antitrust Authority), or any other entity exercising executive, legislative, judicial, regulatory or administrative functions or government, or any arbitrator or arbitration court.

“Governmental Authorization” shall mean any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Authority or pursuant to any legal requirement.

“Guarantor” has the meaning set forth in the Offer.

“Guaranteed Obligation” has the meaning set forth in Section 2.7.1.

“GyP” means Gas y Petróleo del Neuquén S.A.

“GyP Consent & Waiver” means a document to be executed by GyP providing GyP’s (i) consent to the assignment by Farmor to Farmee of a 45% Participating Interest in the MM UT and (ii) waiver of its ROFR to acquire such 45% Participating Interest in the MM UT, as set forth in Article 6.2 of the MM UT (except to the extent the relevant period to exercise such preferential right shall have expired without GyP exercising the same in accordance with its terms).

“GyP Credit” shall mean any right or credit of Farmor accrued and outstanding that is exercisable against GyP pursuant to the MM UT in order to recover any cash calls or payments made by Farmor to cover GyP’s share of Costs for the Pilot Project and any other exploitation and development activities, pursuant to Article 4 and Annex IV of the MM UT.

“Hydrocarbons” means crude oil, natural gas, casinghead gas, condensate, sulfur, natural gas liquids, plant products, and/or other liquid or gaseous hydrocarbons or any combination thereof, and all other minerals of every kind and character which may be covered by or included in the Blocks.

“ICC Rules” has the meaning set forth in Section 10.7.2.

“IGJ” means the Inspección General de Justicia.

“Indemnified Party” has the meaning set forth in Section 9.2.4(i).

“Indemnifying Party” has the meaning set forth in Section 9.2.4(i).

“Interest Rate” means (i) for any amounts payable in Pesos, the simple average of the BADLAR PRIVADA interest rate, published by the Argentine Central Bank (“BCRA”) during the relevant period of determination, resulting from the weighted average of the interest rates paid by private banks of Argentina for fixed term deposits in an amount larger than $1,000,000 (one million Pesos) for periods between thirty (30) and thirty-five (35) days published in the Statistical Bulleting (Boletín Estadístico) of the BCRA, plus a margin of 200 basis points, provided that in case the BCRA suspends the publication of such interest rate, (a) the substitution rate of such rate informed by the BCRA shall apply, or (b) in case a substitution rate does not exist, Farmor and Farmee shall calculate it taking into consideration as a representative rate the average of reported rates for an identical term by the first five private banks according to the available deposits report published by the BCRA; and (ii) for any amount payable in Dollars, the Benchmark Rate. If the resulting rate is contrary to any applicable Law, then the rate of interest to be charged shall be the maximum rate permitted by such applicable Law. For the avoidance of doubt, Interest Rate shall be calculated on the basis of a year of 365 days.

“Interim Period Payment” has the meaning set forth in Section 6.3.5(a).

“Interim Period” means the period of time between the Execution Date and the Closing Date.

“Joint Marketing Agreement Term Sheet” has the meaning set forth in Section 10.11.

“Joint Operating Agreement” means each of the joint operating agreements to be executed by Farmor and Farmee on the Execution Date relating to the activities to be carried out in the Blocks.

“Ketsal” means Ketsal S.A. (in process of registering the Merger Agreement dated August 29, 2022, pursuant to which Farmor, Kilwer and Ketsal agreed to a merger by absorption by Petrolera El Trébol S.A. in accordance with Article 82 et seq. of the Argentine Companies Law No. 19,550).

“Kilwer” means Kilwer S.A. (in process of registering the Merger Agreement dated August 29, 2022, pursuant to which Farmor, Kilwer and Ketsal agreed to a merger by absorption by Petrolera El Trébol S.A. in accordance with Article 82 et seq. of the Argentine Companies Law No. 19,550).

“Law” means all applicable federal, state and foreign laws, statutes, rules, regulations, Orders, treaties, codes, decrees, administrative and judicial doctrines, including Environmental Laws, energy regulations and occupational, safety and health standards or controls, of a Governmental Authority.

“Liabilities” means any and all liabilities, commitments and obligations (including Indebtedness) of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or fixed, matured or unmatured, due or to become due or otherwise, including those arising under any Law, Action or Order and those arising under any Contract or any tort based on negligence, strict liability or otherwise.

“Losses” means any and all losses, Liabilities, Actions, claims, awards, judgments and settlements, deficiencies, damages, interests, penalties, fines, costs and expenses of any kind (including documented reasonable attorneys’ or accountant’s fees, court costs and cost of suits); provided that in calculating a party’s Losses, any Consequential Loss shall be excluded (except for any Consequential Losses actually paid to third parties in connection with a third party claim shall not be excluded).

“Mata Mora Sur Cap” has the meaning set forth in Section 2.2.2(iii).

“Material Contracts” means with respect to the Business, jointly: (i) the Project Documents; (ii) any Contract related to the Business that provides for the payment or receipt by the Farmor (acting on behalf of itself and on behalf of Kilwer and Ketsal) of money, services or property with an annual value in excess of US$ 25,000,000 (or its equivalent in any other currency); (iii) any Contract providing for the sale of, or granting any Person any right (including any preferential, preemptive or similar right to acquire) to any Hydrocarbons produced in any Block following the Closing; (iv) any Contract that limits or purports to limit the ability of the operator of any of the Blocks to conduct any exploration, development or exploitation activities within any Block or any portion thereof, (v) any Contract with any Governmental Authority (other than the applicable Project Documents), and (vi) any Contract with Affiliates of Farmor, only to the extent any Cost associated with such Contract with an Affiliate of Farmor is to be borne, in whole or in part, directly or indirectly, by Farmee.

“Merger” has the meaning set forth in the Recitals.

“MM Assigned Interest” has the meaning set forth in Section 2.1.1(ii).

“MM Block” means the “Mata Mora” block, located in the NQN Province.

“MM Closing Payment” has the meaning set forth in Section 2.2.1(iii).

“MM PI” has the meaning set forth in the Recitals.

“MM Separate Closing” has the meaning set forth in Section 3.3.1.

“MM Separate Closing Date” means the date on which the MM Separate Closing occurs.

“MM Transaction” means the transaction related to the MM Blocks and the Related Assets.

“MM UT” has the meaning set forth in the Recitals.

“MMN” has the meaning set forth in the Recitals.

“MMS” has the meaning set forth in the Recitals.

“Notice of Acceptance” has the meaning set forth in the Offer.

“NQN Province” means the Province of Neuquén, Argentina.

“Offer” means this Irrevocable Offer No. 1/2024 executed and delivered by the Farmor (and acknowledged, accepted and agreed by Kilwer and Ketsal) to the Farmee and the Guarantor, to which this Annex I is attached.

“Oldelval” means Oleoductos del Valle S.A.

“Oldelval Agreement” means the firm transportation services agreement, entered into by and between Kilwer and Oldelval, formed by the acceptance of the offer letter dated as of December 21, 2022, captioned “Servicios de Transporte Firme (STF) - Ampliación de Capacidad en el Oleoducto “Allen - Puerto Rosales””.

“Order” means any ordinance, communication, resolution, stipulation, order, injunction, judgment, decree, determination, ruling, writ, assessment or settlement or other award or pronouncement issued by a Governmental Authority.

“Ordinary Course of Business” means, with respect to any Person, the normal, day-to-day conduct of its business consistent with the past custom and practice of such Person.

“OTE” means Oiltanking Ebytem S.A.

“OTE Agreement” means the storage and firm dispatch capacity reservation agreement, entered into by and between Kilwer and OTE, formed by the acceptance of the offer letter dated as January 27, 2023, captioned “Contrato de reserva de capacidad de almacenamiento y despacho a buques tanque en firme en la Terminal Puerto Rosales, Provincia de Buenos Aires”.

“OTE Consent” means the written consent to the assignment by Farmor to Farmee of a 50% Participating Interest in the OTE Agreement, executed and delivered by OTE, in form and substance reasonably satisfactory to Farmor and Farmee.

“Outside Date” means the date that is the first anniversary of the Execution Date.

“Pad Cap” has the meaning set forth in Section 2.2.2 (iv).

“Participating Interest” means, with respect to any Person that is a “party” to (or is otherwise bound by) a Project Document, such Person’s undivided interest (expressed as a percentage) of the total rights, interests, obligations, entitlements, goods, assets and liabilities of (i) the “party” or “parties” that are members to any UT, (ii) the “holder(s)” of any RN Permit, (iii) the “contractor(s)” (contratista(s)) under any RN Exploration Contracts, or (iv) the “shipper(s)” (cargador(es)) under any Firm Evacuation Contracts, as applicable.

“Party” and “Parties” has the meaning set forth in the Offer.

“PCG” has the meaning set forth in Section 2.6.1.

“Permit” has the meaning set forth in Section 4.2.5(ii).

“Person” means any natural person, corporation, joint venture, partnership, limited partnership, trust, estate, business trust, association, union transitoria de empresas, Governmental Authority or other entity.

“Pesos” or “AR$” means Argentine Pesos, being the lawful currency of Argentina at the Execution Date.

“PGR” has the meaning set forth in the Offer.

“PGR Guarantee” has the meaning set forth in Section .2.7.1.

“PI” means, jointly, the MM PI and the RN PI.

“Pilot Project” has the meaning set forth in the Recitals.

“Preliminary Accounting Statement” has the meaning set forth in Section 6.3.5(c).

“Production” means the aggregate monetary value of all (i) sales invoices, receivables, revenue, receipts, rebates and any benefits arising out of or in respect of Farmor’s share of any and all Hydrocarbons production from the Blocks, including Hydrocarbons derived from the GyP Credit, (ii) Farmor’s share of the proceeds from the sale or disposition of any other assets or goods acquired or used for the operation of the Blocks, including proceeds derived from the GyP Credit, and (iii) any other benefits received by Farmor under or in connection with the operation of the Blocks (including, in each case, other proceeds received by Farmor under or in connection with any insurance policy), issued or received in each of the cases mentioned in (i), (ii) and (iii) above, during the Interim Period, net of applicable Taxes (such as, but not limited to, royalties, turnover tax, etc.).

“Project Documents” means, jointly, the MM UT, the RN Permits, the RN UTs, the RN Exploration Contracts and the Firm Evacuation Contracts.

“Provincial Hydrocarbons Law” means NQN Province’s Hydrocarbons Law No. 2,453, as may be amended, regulated and supplemented.

“Receiving Party” has the meaning set forth in Section 6.3.7(ii).

“Reconciliation Review Period” has the meaning set forth in Section 6.3.5(i).

“Regulatory Commitments” means any minimum investment commitments undertaken for each of the Blocks, including: (i) in connection with MMN, any outstanding monetary portion of the Pilot Project as of the Execution Date; and (ii) in connection with MMS, CN and CS, the Exploratory Commitments.

“Related Assets” has the meaning set forth in Section 2.1.1(v).

“Representatives” of any Person means such Person’s directors, managers, officers, employees, agents, attorneys, consultants, professional advisors or other representatives.

“Required Third-Party Consents” means, jointly, the EDHIPSA Consent & Waiver, the GyP Consent & Waiver and the OTE Consent.

“Retained Liabilities” has the meaning set forth in Section 6.2(ii).

“Review Period” has the meaning set forth in Section 6.3.5(d).

“RN Assigned Interest” has the meaning set forth in Section 2.1.1(iii).

“RN Blocks” has the meaning set forth in the Recitals.

“RN Closing Payment” has the meaning set forth in Section 2.2.1(iii).

“RN Exploration Contracts” has the meaning set forth in the Recitals.

“RN Permits” has the meaning set forth in the Recitals.

“RN PI” has the meaning set forth in the Recitals.

“RN Province” means the Province of Río Negro, Argentina.

“RN Public Deeds” means the public deed of assignment (escritura pública de cesión) that the Parties shall execute in accordance with Sections 72 and 74 of the Federal Hydrocarbons Law, to formally consummate the assignment of the CN Permit and the CS Permit from Farmor to Farmee, in accordance with this Agreement.

“RN Separate Closing” has the meaning set forth in Section 3.3.2.

“RN Separate Closing Date” means the date on which the RN Separate Closing occurs.

“RN Transaction” means the transaction related to the RN Blocks.

“RN UTs” has the meaning set forth in the Recitals.

“ROFR” has the meaning set forth in Section 4.2.8.

“Royalty” means any payments attributable to the production of Hydrocarbons required under the Federal Hydrocarbons Law and any other applicable Law, including all interest, penalties, or other additions imposed with respect to such amounts.

“Sanctioned Person” means any Person or vessel (i) designated on the OFAC list of Specially Designated Nationals and Blocked Persons, (ii) that is, or is part of, a Governmental Authority of a Sanctioned Territory, (iii) Controlled by, or acting on behalf of, any of the foregoing, (iv) located within or operating from a Sanctioned Territory, or (v) otherwise targeted under any applicable Economic Sanctions Law.

“Sanctioned Territory” means any country or other territory subject to a general export, import, financial or investment embargo under any applicable Economic Sanctions Law.

“SOFR” means, with respect to any day, a rate equal to the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator of the secured overnight financing rate).

“Surface Fees” means any amounts payable to surface rights owners of any lands within the Blocks.

“Tax Claim” means (a) any Action issued by a taxing authority claiming payment of a Tax debt which, if not appealed, would permit the taxing authority to initiate an Action against a taxpayer to obtain compulsory enforcement, or (b) any Action received from, and/or any procedure initiated by, the taxing authorities aiming at redetermining, assessing, auditing. And/or claiming a Tax debt or liability.

“Tax Law” means any Law relating to Taxation.

“Tax Relief” means: (a) any loss, relief, allowance, amortization, depreciation, credit, deferral, deduction, exemption, setoff, or other relief of a similar nature granted or available in respect of any Tax, except to the extent the applicable taxpayer cannot use such item to reduce its Taxes in any current or future tax year and excluding United States of America federal foreign tax credits in excess of those credits usable against income tax for which Tax Relief is provided; or (b) any right to a refund or repayment of Tax.

“Tax Returns” means any return (including any information return), affidavit, report, statement, schedule, notice, claim for return, form (including election, declaration, amendment, schedule, estimate, information return), or any other document or information filed with or submitted to or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any legal requirement relating to any Tax.

“Taxes” means any and all forms of taxation, including all national, federal, state, provincial, local, or other tax assessed under all applicable jurisdictions (including income, corporate, gross receipts, license, payroll, employment, excise, severance, premium, windfall profits, environmental, customs duties, capital stock, capital gains, petroleum profits, value added, franchise, profits, on debits and credits on bank accounts, withholding, collections (percepción) of any kind, social security (or similar), unemployment, disability, real property, personal property, sales, use, goods & services, transfer, stamp duty, documentary, registration, alternative or add-on minimum, profit sharing tax, municipal tax, superintendent of companies contribution, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, imposed, assessed or collected by, for or under the authority of any Governmental Authority or payable pursuant to tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee); and includes those cases where taxes are imposed or collected by means of any withholding, collection, substitution, or similar regime. For purposes of this Agreement, the term “Tax” or “Taxes” includes Royalty, as appropriate.

“Term SOFR” means, the 1-Month Average SOFR Rate published by the Chicago Mercantile Exchange Group (“CME”) in its website (https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html); provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR determination date has not been published, then Term SOFR will be the Term SOFR interest rate, as published by the CME on the first preceding U.S. Government Securities Business Day for which such Term SOFR is published by the CME so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such determination date.

“Termination Fee” has the meaning set forth in Section 8.2(iii).

“Third-Party Claim” has the meaning set forth in Section 9.2.4(i).

“Transaction Authorizations” mean the Farm-out Authorization NQN, and the Farm-out Authorization RN.

“Transaction Documents” means, jointly, this Agreement, the Amendment N° 2 to the MM UT, the Amendments to the RN UTs, the RN Public Deeds and the Joint Operating Agreements.

“Transactions” means, jointly, the MM Transaction and the RN Transaction contemplated under this Agreement and the other Transaction Documents.

“Transfer Taxes” means any and all recordation, documentary, stamp, or similar Taxes or charges of similar nature (together with any interest thereon, penalties, fines, fees, additions to tax or additional amounts with respect thereto).

“Transfer” has the meaning set forth in Section 2.1.1.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Upfront Payment” has the meaning set forth in Section 2.1.1(i).

“VAT” means value added Tax.

“Well” or “Wells” means all Hydrocarbon well bores associated with the Blocks, both abandoned and unabandoned, including exploration wells, appraisal wells, production wells (including oil production wells and gas production wells), injection wells, disposal wells, and water wells, and any wellheads and well equipment related thereto.

“Withholding Exemption Certificates” has the meaning set forth in Section 2.4.3.

“WP&B 2024” has the meaning set forth in Section 6.3.6.

“WPG 2025” has the meaning set forth in Section 6.3.6.

1.2.	INTERPRETATION

Unless the context expressly requires an interpretation to the contrary, all of the following rules of construction apply to the interpretation of this Agreement:

(i)	Capitalized terms used herein have the meaning ascribed to them in this Article I or elsewhere in this Agreement.

(ii)	The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

(iii)	The terms “include”, “includes” or “including” are not exclusive, and are deemed to be followed by the words “including, but not limited to”.

(iv)	The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(v)	Headings are inserted for convenience only and shall be ignored in construing this Agreement.

(vi)	A reference to one gender includes all genders.

(vii)	Reference to “day” or “days” means a calendar day commencing at 00:00 hours and concluding at 23:59 hours in Buenos Aires, Argentina.

(viii)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action must be validly taken on or by the next day that is a Business Day.

(ix)	All accounting terms used herein and not expressly defined shall have the meaning given to them under GAAP.

(x)	Reference to any Section, Article, Schedule, Annex or Exhibit means a Section, Article, Annex Schedule, or Exhibit of this Agreement.

(xi)	Any reference to a Law (included in the definition thereof) is deemed also to refer to any amendments, modifications, supplements or successor legislation as in effect at the relevant time.

(xii)	References to any Governmental Authority or instrumentality thereof continues to apply regardless of any changes in name or title and applies to any successor Governmental Authority or instrumentality thereof to which the relevant responsibilities or functions are transferred. Reference to a government official includes the official’s designee.

ARTICLE II

FARM-OUT AND CONSIDERATION

2.1.	FARM-OUT

2.1.1Subject to the terms and conditions of this Agreement, Farmor agrees to farm-out, assign, sell, transfer, convey, and deliver to Farmee, and Farmee agrees to purchase and receive, as of the corresponding Closing Date and with effects as of the Effective Date, the Assets, free and clear of any and all Encumbrances (the “Transfer”), as follows:

(i)	a forty-five per-cent (45%) non-operating Participating Interest in the MM UT in connection with the CENCH granted over MMN;

(ii)

a forty-five per-cent (45%) Participating Interest in the MM UT in connection with the exploration rights granted over MMS, and any potential hydrocarbons exploitation concession granted as a result thereof (together with the non-operating Participating Interest referred to in clause (i) above, the “MM Assigned Interest”);

(iii)	a fifty per-cent (50%) Participating Interest in each of the RN Permits, the RN Exploration Contracts and the RN UTs (jointly, the “RN Assigned Interest”);

(iv)	a fifty per-cent (50%) Participating Interest in each of the Firm Evacuation Contracts (the “FEC Assigned Interest”); and

(v)

a fifty per-cent (50%) of Farmor’s rights, title and interest to and in any assets and properties of any kind owned by the Farmor to the extent relating to the exploration and development of the oil and gas associated to the MM Assigned Interest and RN Assigned Interest, including but not limited to (a) the GyP Credit accrued prior to, and that remains outstanding as of, the MM Separate Closing Date, and (b) all land, transportation and storage, facilities, treatment, water supply and storage, power generation and distribution assets related to the Blocks, including without limitation those identified in EXHIBIT K (the “Related Assets”, and together with the Assigned Interests, the “Assets”), except for the Excluded Assets.

2.1.2Upon the consummation of the Transfer of the MM Assigned Interest at the applicable Closing, Farmor shall continue to act as operator of the MM UT, and the Participating Interests to the MM UT shall be:

Party to the MM UT	Participating Interest
Farmor	45%
Farmee	45%
GyP	10%

2.1.3Upon the consummation of the Transfer of the RN Assigned Interest at the applicable Closing, Farmor shall continue to act as operator of the RN Permits, and the Participating Interests to the RN Permits, the RN Exploration Contracts and the RN UTs shall be:

Party to the RN Permits, the RN Exploration Contracts and the RN UTs	Participating Interest
Farmor	50%
Farmee	50%

The Parties agree that in the event a CENCH is awarded in respect of any of the RN Blocks in accordance with the Federal Hydrocarbons Law, and if EDHIPSA decides to exercise the EDHIPSA Opt-in Right with respect to the RN UT relating to such RN Block, the Participating Interest of the Farmor, on the one hand, and the Participating Interest of the Farmee, on the other hand, under such CENCH and RN UT, shall be reduced proportionally to allow EDHIPSA’s ten percent (10%) Participating Interest therein. For the avoidance of doubt, after such acquisition by EDHIPSA, Farmor and Farmee shall each retain a forty five percent (45%) Participating Interest in such CENCH and RN UT.

2.1.4Subject to the MM Closing occurring, and upon the consummation of the Transfer contemplated in Section 2.1.1, the Participating Interests to each of the Firm Evacuation Contracts shall be:

Party to each Firm Evacuation Contract	Participating Interest
Farmor	50%
Farmee	50%

2.1.5Subject to the terms and conditions of this Agreement, the Transfer of the Assets shall be consummated at Closing, but, as between the Parties, with economic effects as from the Effective Date. If Closing occurs after the Effective Date, as between the Parties, the economic effects of the Transfer shall be retroactive as from the Effective Date, save for the indemnification rights of the Farmee under Article IX.

2.2.	CONSIDERATION

(i)	Subject to the terms and conditions of this Agreement, in consideration for the Transfer of the Assets, Farmee shall be obliged to (jointly, the “Consideration”):

(a)

on the Execution Date, pay to Farmor US$ 38,000,000 (Dollars Thirty-Eight Million) (the “Upfront Payment”), which shall be allocated as follows: (a) US$3,000,000 (Dollars Three Million) in respect of the RN Assigned Interest, and (b) US$35,000,000 (Dollars Thirty Five Million) in respect of the MM Assigned Interest;

(b)

on the Execution Date, pay to Farmor US$ 11,096,215.6 (Dollars Eleven Million ninety six thousand two hundred and fifteen with sixty cents) excluding any applicable VAT which shall be paid on or before the MM Separate Closing, in respect of the refund of fifty per cent (50%) of all documented payments made by Farmor under the Firm Evacuation Contracts, as identified in EXHIBIT I (the “FEC Payment”);

(c)

on the Closing Date, pay to Farmor US$ 152,000,000 (Dollars One Hundred and Fifty-Two Million) (the “Closing Payment”, and jointly with the Upfront Payment, the “Base Consideration”), plus any applicable VAT over the Base Consideration, which shall be allocated as follows: (a) US$12,000,000 (Dollars Twelve Million) in respect of the RN Assigned Interest (the “RN Closing Payment”), and (b) US$ 140,000,000 (Dollars One Hundred and Forty Million) in respect of the MM Assigned Interest (the “MM Closing Payment”);

(d)

subject to the consummation of the Closing and the execution of the RN Public Deeds, pay to Farmor US$ 5,000,000 (Dollars Five Million), plus any applicable VAT, per each RN Block (each, a “Contingent Payment”), on the date on which all the following conditions are fulfilled: (a) the drilling of the seven (7) wells and the seismic registration that qualify as Exploratory Commitments related to the RN Permits shall have been carried out; and (b) the commerciality of the relevant RN Block is verified as per the technical and economic criteria set forth under Article 22 of the FHL. For the avoidance of doubt, the seven wells and the seismic registration shall have been fully performed, and commerciality shall have been verified in each RN Block for the respective Contingent Payment to become due. Upon payment of the Contingent Payment, the Parties shall be obliged to file the request of a CENCH. The Farmor hereby agrees to reimburse to Farmee any Contingent Payment received with respect to any RN Block promptly upon receipt of any final, non-appealable Order from the relevant Governmental Authority of the RN Province, denying the request for a CENCH with respect to such RN Block; and

(e)

subject to Section 2.2(ii), (1) an amount of US$ 56,500,000 (Dollars Fifty Six Million and Five Hundred Thousand), corresponding to Farmor’s Participating Interest share of any agreed Carry Costs that Farmee shall reimburse to, or disburse on behalf of, Farmor in respect of the Exploratory Commitments (the “GeoPark Promote”), provided, that, any applicable VAT corresponding to the portion of the Exploratory Commitments included as GeoPark Promote shall be borne by Farmor, and (2) an amount of US$ 56,500,000 (Dollars Fifty Six Million and Five Hundred Thousand) plus any applicable VAT, that the Farmee shall fund and commit in respect of the Assigned Interests share of any such Carry Costs (the “GeoPark Commitment”); in each case, upon the issuance of any Cash Calls payable pursuant to the Joint Operating Agreements applicable to MMS, CN and CS (the “Carry Consideration”).

(ii)	The Carry Consideration related to the Exploratory Commitments, shall not exceed, individually or in the aggregate, the following caps:

(a)	US$ 60,000,000 (Dollars Sixty Million) plus any VAT applicable to Farmee in Carry Costs allocated to the CN Permit (the “Confluencia Norte Cap”);

(b)	US$ 50,000,000 (Dollars Fifty Million) plus any VAT applicable to Farmee in Carry Costs allocated to the CS Permit (the “Confluencia Sur Cap”);

(c)	US$ 3,000,000 (Dollars Three Million) plus any VAT applicable to Farmee in Carry Costs allocated to the MMS Block (the “Mata Mora Sur Cap”); or

(d)

on a Well Drilling Pad basis, an amount equal to US$14,300,000 (Dollars Fourteen Million and Three Hundred Thousand) multiplied by the number of Wells included in the respective Well Drilling Pad plus any VAT applicable to Farmee in Carry Costs corresponding to the drilling and completion of any Well Drilling Pad in any of such Blocks (the “Pad Cap” and, together with the Confluencia Norte Cap, the Confluencia Sur Cap, the Mata Mora Sur Cap, and the Pad Cap, the “Carry Consideration Caps”);

provided, that,

i.	the Carry Consideration Caps shall be adjusted proportionally in case the Parties agree and are able to reallocate the Exploratory Commitments applicable to CN and CS among such Blocks;

ii.

for purposes of this Section, “Carry Costs” means all necessary activities and Costs required to fulfill the relevant Exploratory Commitments, including but not limited to: environmental and social permits, land purchases, platform construction, drilling, completion, testing, tie-in, gathering pipelines, infrastructure as well as any other Costs necessary to put the relevant Well or Well Drilling Pad in operation or production;

iii.

subject to the Carry Consideration Caps, any documented Carry Costs incurred by Farmor before RN Closing Date (including any Carry Costs related to the RN Blocks incurred since the RN Permits were awarded to the Farmor, but excluding -for the avoidance of any doubt- any signing bonus paid by Farmor to acquire the RN Permits), shall be promptly reimbursed by Farmee at the RN Closing as an Interim Period Payment which shall qualify as part of the Carry Consideration; and

iv.	Farmee shall be deemed released from any Carry Consideration obligations once the works included in the Exploratory Commitments are completely fulfilled in each relevant Block.

(iii)

Without prejudice to any other rights available to a Party under this Agreement or under applicable Law, if any amount payable under this Agreement is not paid when due, the defaulting Party shall pay interest on such amount from the due date of payment until the date of payment (both dates inclusive) at the Interest Rate plus two percent (2%) calculated on a daily basis using simple interest.

2.3.CURRENCY

2.3.1.Unless otherwise expressly provided hereunder, all payments to be made by any Party under this Agreement shall be paid in Dollars by wire transfer in immediately available funds into a bank account outside of Argentina designated in writing by the Party entitled to such payment, free, and clear of any transfer fees or expenses. The bank account may be of any of its Affiliates (including but not limited to the Guarantor, in the case of Farmee, or PGR, in the case of Farmor). Each Party hereby irrevocably and unconditionally waives the right to invoke any applicable defense of impossibility, impracticability or frustration of purpose, shared efforts, or any other defense it may have in relation to its payment obligations hereunder in Dollars, including without limitation such defenses set forth in accordance with Law under Article 1091 of the CCC, or due to force majeure or acts of God under Articles 955 or 1730 of the CCC, impossibility to comply with the obligations under Article 1732 of the CCC, “onerosidad sobreviniente”, “lesion enorme” or “abuso del derecho” under Article 10 of the CCC and/or any other legal provision, defense or principle allowing such Party to cancel its payment obligations other than through payment of the amounts and currency agreed hereunder.

2.3.2.The Parties hereby acknowledge and agree that (i) as an inducement for each Party to enter into this Agreement, such Party relied that, except as otherwise expressly set forth herein, any amounts paid under this Agreement shall be made exclusively in Dollars in immediately available funds in each Party’s, or Party’s Affiliate, bank account located outside Argentina that each Party may designate in writing from time to time, and (ii) notwithstanding any current or future provision or restriction or any other circumstance to the contrary, each Party must pay all such amounts in Dollars in immediately available funds in each Party’s, or Party’s Affiliate, bank account outside of Argentina that each Party may designate in writing at any time, and not, unless otherwise expressly set forth herein, in any other currency (including Pesos). Accordingly, each Party, as the case may be, assumes the risk of, and takes responsibility for, any present or future circumstance (including circumstances that may constitute events of force majeure) that may affect the foreign exchange markets or any methods for obtaining Dollars, or establishes any mandatory pesification or related or similar monetary measure, or prevent or make more burdensome the acquisition of Dollars owed to any Party under this Agreement, and it agrees, in any event, to perform and comply with its monetary obligations hereunder in Dollars, by delivering the exact amount of Dollars owed hereunder outside Argentina.

2.3.3.In the event of the existence of any restriction or prohibition on any Party to purchase or otherwise acquire Dollars in any jurisdiction pursuant to any applicable Law, Governmental Order or otherwise, such Party shall, at its own expense, comply any of the following at the other Party’s option: (i) purchase with any currency of any series of sovereign debt instruments denominated in Dollars or any other public or private bond or tradable security issued in such jurisdiction and denominated in Dollars, transfer and sell the same outside such jurisdiction for Dollars; (ii) purchase of Dollars in New York City, London or any other city or market in which Dollars may be purchased, with any legal tender; (iii) any other legal mechanism for the acquisition of Dollars in any exchange market, and/or (iv) transfer an amount of sovereign debt instruments denominated in Dollars or any other public or private bond or tradable security, necessary to receive after selling such securities in New York City, the amount of Dollars required. Nothing in this Section 2.3.1 shall be construed to entitle any Party to refuse to make payments required to be made in Dollars hereunder, in Dollars, as and when due, for any reason whatsoever (other than full and final payment indefeasibly in cash in Dollars of all amounts required to be paid in Dollars hereunder).

2.3.4.Notwithstanding the provisions of Section 2.3.1, 2.3.2 and 2.3.3. above, exclusively in the case of payments to be made in respect of (i) the Carry Consideration, (ii) any applicable VAT or other local Tax, (iii) the Interim Period Payment, or any adjustment thereof pursuant to Section 6.3.5, and (iv) any payment (or reimbursement) to be made with respect to the Firm Evacuation Contracts (other than the FEC Payment), the relevant payor shall be entitled to make such payments in Pesos, by wire transfer or issuance or endorsement of checks (including e-cheq), in immediately available funds into a bank account designated in writing by the payee located in Argentina. For purposes of the reimbursement of the Carry Costs incurred by Farmor, (i) if incurred in a currency other than Dollars, it shall be converted to Dollars at the Applicable Exchange Rate on the date on which such Carry Cost is incurred by Farmor, and (ii) in the case of payment in Pesos, whether incurred in Dollars or converted to Dollars pursuant to item (i) hereof, it shall be converted to Pesos at the Applicable Exchange Rate on the date of payment.

2.4.	TAXES

2.4.1.All Transfer Taxes applicable to, or resulting from, the Transaction contemplated by this Agreement, if any, shall be borne equally by Farmor, on the one hand, and Farmee, on the other hand. For the avoidance of doubt (i) if any Transfer Taxes are due, Farmee and Farmor shall jointly assume the burden of such Transfer Taxes on a fifty-fifty (50% - 50%) basis, and (ii) this provision shall not apply to any other applicable Taxes (including, any income or capital gain Taxes, or gross turnover Tax) related to the Transaction which shall be borne and be paid by the applicable Party. The Party required by Law to file any Tax Returns with respect to any such Transfer Taxes shall be responsible for preparing and timely filing such Tax Returns, and the non-filing Party shall cooperate in so preparing and filing.

2.4.2.Any applicable VAT payable by Farmee hereunder shall be invoiced by Farmor at the Closing Date. Farmee shall pay the amount of VAT as documented in the relevant commercial invoice to Farmor within ten (10) Business Days.

2.4.3.No payment hereunder shall be subject to any tax withholding (in respect of income Tax and gross turnover Tax in any Province) to the extent the applicable Party recipient of the payment has obtained a certificate from the applicable Tax Governmental Authority exempting such Party from such withholdings (the “Withholding Exemption Certificates”). This provision shall only apply if the applicable Withholding Exemption Certificate is in force and effect as of the relevant payment date.

2.4.4.Except as provided in Section 2.4.3, Farmee or Farmor (as applicable) and any other applicable withholding agent shall be entitled to withhold and deduct from the Consideration or other payment hereunder (as applicable), such amounts as Farmee, Farmor or any such other applicable withholding agent (as applicable) are required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

2.4.5.For purposes of this Section 2.4.5, based on the own technical assessment of Farmee, the Base Consideration shall be allocated as follows: (i) US$ 175,000,000 (Dollars One Hundred and Seventy-five Million) for the MM Assigned Interest and the Related Assets; and (ii) US$ 15,000,000 (Dollars Fifteen Million) for the RN Assigned Interests.

2.5.	SET OFF

Other than as permitted in connection with the Interim Period Payment, and except for the Farmor’s Reimbursement Amounts and the WH Payment Amount, which Farmee shall be entitled to set off against any amounts due hereunder or under the Joint Operating Agreement, each Party, for itself, its Affiliates, its successors and permitted assigns, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset or similar rights that any such Party or such Party’s Indemnified Parties or any of its successors and permitted assigns has or may have with respect to any payments to be made pursuant to this Agreement. In no case shall there be set-off of any amounts expressed in Pesos against amounts expressed in Dollars or vice versa.

2.6.	GUARANTEE OF THE CARRY CONSIDERATION AND THE CONTINGENT PAYMENT

2.6.1. On the Execution Date, the Guarantor shall deliver to Farmor a standalone on-demand guarantee, in agreed form, duly executed by Guarantor, in relation to the punctual payment of the Carry Consideration and the Contingent Payment under this Agreement (“PCG”).

2.6.2. Farmor shall have the right, but not the obligation, to enforce the PCG in the event of Farmee’s non-payment (in form or in substance) of the Carry Consideration and/or the Contingent Payment under this Agreement. If any non-performance or breach is disputed by Farmee or Guarantor under this Agreement, the Guarantor shall nonetheless make the relevant payments of the Carry Consideration and/or the Contingent Payment under the PCG, independently of any arbitration proceeding initiated by Farmee and/or Guarantor under this Agreement and/or the relevant Joint Operating Agreement. The exercise by Farmor of its rights under the PCG shall be in addition to, and not in lieu of, any other rights and remedies Farmor may have under law or in equity for Farmee’s failure to perform as set forth herein.

2.6.3. The PCG shall remain in effect, whether or not Guarantor thereunder remains an Affiliate of Farmee (even in case of a Change of Control) unless and until Farmor consents in writing to release such guarantor from its obligations hereunder, which consent may be withheld in the Farmor’s sole and absolute discretion. Farmor shall not be required to consent to releasing such guarantor under any circumstances.

2.6.4. If (i) the Farmor were to collect the PCG upon a default of (A) a Cash Call related to the Carry Consideration, and/or (B) the Contingent Payment, and (ii) such default is then considered to be duly grounded by an arbitral tribunal under the dispute resolution mechanism of this Agreement and/or the relevant Joint Operating Agreement, then any excess monies paid by (A) the Guarantor under the PCG (including any cost, fee and expense incurred under any litigation initiated by Farmor to collect such amounts from Guarantor) or (B) the Farmee to obtain the corresponding award by an arbitral tribunal or any transaction agreement entered into by the Parties in connection with such dispute shall be promptly reimbursed by the Farmor, in addition to the Interest Rate plus two percent (2%) calculated on a daily basis using simple interest as from the date on which such excess monies were paid (all such amounts, the “Farmor Reimbursement Amounts”).

2.7.	GUARANTEE OF THE POTENTIAL REIMBURSEMENT OF THE UPFRONT PAYMENT AND THE FEC PAYMENT

2.7.1. On the Execution Date, PGR shall deliver to Farmee a standalone on-demand guarantee, in agreed form, duly executed by PGR, in relation to (i) the punctual reimbursement of the Upfront Payment and the FEC Payment and (ii) the punctual payment of the Termination Fee (the “Guaranteed Obligations”) (the “PGR Guarantee”).

2.7.2. Farmee shall have the right, but not the obligation, to enforce the PGR Guarantee in the event of Farmor’s non-payment (in form or in substance) of the Guaranteed Obligations. If any non-performance or breach is disputed by Farmor or PGR under this Agreement, PGR shall nonetheless make the relevant payments of the Guaranteed Obligations under the PGR Guarantee, independently of any arbitration proceeding initiated by Farmor and/or PGR under this Agreement. The exercise by Farmee of its rights under the PGR Guarantee shall be in addition to, and not in lieu of, any other rights and remedies Farmee may have under law or in equity for Farmor’s failure to perform as set forth herein.

2.7.3. The PGR Guarantee shall remain in effect, whether or not PGR thereunder remains an Affiliate of Farmor (even in case of a Change of Control) unless and until Farmee consents in writing to release such guarantor from its obligations hereunder, which consent may be withheld in the Farmee’s sole and absolute discretion. Farmee shall not be required to consent to releasing such guarantor under any circumstances.

2.7.4. If (i) the Farmee were to collect the PGR Guarantee upon a default of payment by Farmor hereunder, and (ii) such default is then considered to be duly grounded by an arbitral tribunal under the dispute resolution mechanism of this Agreement, then any excess monies paid by (A) PGR under the PGR Guarantee (including any cost, fee and expense incurred under any litigation initiated by Farmee to collect such amounts from PGR) or (B) the Farmor to obtain the corresponding award by an arbitral tribunal or any transaction agreement entered into by the Parties in connection with such dispute shall be promptly reimbursed by the Farmee, in addition to the Interest Rate plus two percent (2%) calculated on a daily basis using simple interest as from the date on which such excess monies were paid (all such amounts, the “Farmee Reimbursement Amounts”).

ARTICLE III

CONDITIONS PRECEDENT AND CLOSING

3.1 CONDITIONS PRECEDENT

3.1.1The obligations of the Parties to consummate each of the MM Closing and the RN Closing are subject to the satisfaction (or waiver by the relevant Party entitled to the benefit thereof in writing, except for clauses (iv) and (v) of this Section 3.1.1 that may not be waived) of the following conditions as of the relevant Closing Date (the “Conditions Precedent”):

(i)	the Fundamental R&Ws shall be true and correct in all respect as of the Closing Date, as if made at and as of such time;

(ii)	the other Party shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date;

(iii)

there shall not have been entered or adopted or be in effect any Law or Order by a Governmental Authority of competent jurisdiction making illegal, preventing, restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(iv)	the Transaction Authorizations shall have been issued and notified by each of the relevant Governmental Authority to the Farmor and/or the Farmee, and shall remain in full force and effect; and

(v)	each of the Required Third-Party Consents shall have been received, and shall remain in full force and effect.

3.2CLOSING

3.2.1.The Closing shall take place at the offices of Farmor within five (5) Business Days after the satisfaction or waiver of all the Conditions Precedent (except for those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions), or at such other date, place and time as the Parties may agree in writing. Closing shall be effective as of 12:01 a.m., Buenos Aires Time, on the Closing Date. If all the Conditions Precedent are

satisfied before the Effective Date, Closing shall occur on the date on which the Parties agree that all the Conditions Precedent are satisfied, and the Effective Date shall change to match the Closing Date.

3.2.2.At the Closing:

(i)	Farmor and Farmee shall execute the RN Public Deeds;

(ii)	Farmor and Farmee shall execute the Closing Certificate;

(iii)	Farmor and Farmee shall execute a note addressed to OTE informing the assignment of OTE Agreement;

(iv)	Farmor and Farmee shall execute a note addressed to GyP informing the consummation of the Transfer of the MM Assigned Interest;

(v)	Farmor and Farmee shall execute a note addressed to EDHIPSA informing the consummation of the Transfer of the RN Assigned Interest;

(vi)	Farmee shall pay the Closing Payment, and Farmor shall deliver the relevant invoice and receipt; and

(vii)	Farmor and/or Farmee, as the case may be, shall pay the Interim Period Payment pursuant to Section 6.3.5, and the corresponding Party shall deliver the relevant invoices and receipts.

3.2.3.All costs and expenses inherent to the Closing Documents (including but not limited to notary fees) shall be borne by Farmee and Farmor on an equal basis (except for the fees and expenses of each Party’s legal counsel or as otherwise set forth under this Agreement in respect of any Taxes).

3.2.4.At the Closing Date, the Parties shall notify through a public notary (to be appointed by the Parties) the notes referred to in subsections (iii) (OTE), (iv) (GyP), and (v) (EDHIPSA).

3.2.5.Within five (5) Business Days following the Closing Date, Farmor shall file the Amendment N° 2 to the MM UT with the Dirección Provincial de Personas Jurídicas of NQN Province. The Parties shall cooperate and provide the Governmental Authority with all information and documents that may be required from the Parties by such Governmental Authority in order to obtain such registration as soon as possible. In respect of the RN UTs, the Parties commit to carry out any required registration, upon the award of the relevant CENCH and the exercise of the EDHIPSA Opt-in Right.

3.2.6.Within five (5) Business Days following execution of the RN Public Deeds, Farmor and Farmee shall file with the Secretariat of Energy of the RN Province a certified copy of each of the RN Public Deeds, for their registration in accordance with Section 55 of the Federal Hydrocarbons Law.

3.3.	POSSIBILITY OF SEPARATE CLOSINGS

3.3.1.	MM Separate Closing

(i)

Subject to the fulfillment of the Conditions Precedent (excluding the Conditions Precedent applicable to the RN Assigned Interest), Farmor shall be entitled (but not obliged) to proceed with the Closing and consummate the Transaction related to the MM Assigned Interest (including the GyP Credit and the Related Assets) and the FEC Assigned Interest,

irrespective that the Conditions Precedent applicable to the RN Assigned Interest are still pending (the “MM Separate Closing”). The Closing Date of the MM Separate Closing shall be defined as the “MM Separate Closing Date”.

(ii)

At the MM Separate Closing Date, the Farmee shall pay (i) the MM Closing Payment, (ii) the applicable VAT, and (iii) the Interim Period Payment only related to the FEC. The relevant Party shall pay to the other Party the Interim Period Payment only related to the MM Assigned Interest.

(iii)	At the MM Separate Closing:

(a)	Farmor and Farmee shall execute the Closing Certificate;

(b)	Farmor and Farmee shall execute a note addressed to OTE informing the assignment of each of the FEC Assigned Interests;

(c)	Farmor and Farmee shall execute a note addressed to GyP informing the consummation of the Transfer of the MM Assigned Interest; and

(d)	Farmor shall deliver the relevant invoice and payment receipt.

3.3.2.	RN Separate Closing

(i)If (I) after the MM Separate Closing, the Conditions Precedent (other than the Conditions Precedent applicable to MM Assigned Interest) are fulfilled, or (II) (A) the ROFR related to the RN Assigned Interest were not exercised within the applicable term (i.e., 30 days counted as from the notification of the relevant notice to the RN Province and EDHIPSA), (B) a period of three (3) months has elapsed since the MM Separate Closing, and (C) the Conditions Precedent applicable to the RN Assigned Interest are met (except for the Farm-out Authorization RN), then the Parties shall proceed with the Closing and consummate the Transaction related to the RN Assigned Interest (the “RN Separate Closing”). In this case, the Closing Date of the RN Separate Closing shall be defined as the “RN Separate Closing Date”.

(ii)At the RN Separate Closing Date, Farmee shall pay (i) the RN Closing Payment, (ii) the applicable VAT, (iii) the Interim Period Payment and (iv) any accrued Contingent Payment, in each case only related to the RN Assigned Interest. As of the RN Separate Closing, Farmee shall comply with the Carry Consideration related to the RN Assigned Interest.

(iii)At the RN Separate Closing:

(a)	Farmor and Farmee shall execute the Closing Certificate;

(b)	Farmor and Farmee shall execute the RN Public Deeds, if the event described in Section 3.3.2(i)(I) occurs; and

(c)	Farmor shall deliver the relevant invoice and payment receipt.

3.3.3.In the event of separate Closings as per Sections 3.3.1. and 3.3.2, the provisions of Section 3.2 shall apply, mutatis mutandis, to the MM Closing and the RN Closing.

3.3.4.Notwithstanding the RN Separate Closing, the Parties shall make their best efforts to obtain the Farm-out Authorization RN, and upon its granting, they shall immediately execute the RN Public Deeds, and a note addressed to EDHIPSA informing the consummation of the Transfer of the RN Assigned Interest.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FARMOR

4.1. REPRESENTATIONS AND WARRANTIES OF FARMOR

The Farmor (acting on behalf of itself and on behalf of Kilwer and Ketsal) hereby represents and warrants to Farmee, as of the Execution Date and as of the Closing Date (except when a representation or warranty is given on a specific date, in which case such representation and warranties shall be deemed made only as of such specified date) as follows:

4.1.1.Organization. Farmor is a corporation (sociedad anónima) duly organized, validly existing and in good standing under the Laws of Argentina. Except as set for in Section 4.1.1 of the Farmor Disclosure Schedules, each of Kilwer and Ketsal is a sociedad anónima duly organized, validly existing and in good standing under the Laws of Argentina. Farmor (acting on behalf of itself and on behalf of Kilwer and Ketsal) has all requisite power and authority and full legal capacity to hold and own the Assets and to represent and act on behalf Kilwer and Ketsal.

4.1.2.Authority; Non-Contravention. Farmor (acting on behalf of itself and on behalf of Kilwer and Ketsal) has all requisite power and authority to enter into this Agreement and any other documents and agreements contemplated hereby, and to perform its obligations hereunder and thereunder and to consummate the Transaction. Neither the execution, delivery, or performance of this Agreement and all other documents and agreements contemplated hereby, nor the consummation of the Transaction will:

(i)

violate, contravene, or conflict with any Law, including any statute, regulation, rule, Order, or other restriction of any Governmental Authority to which Farmor (or Kilwer or Ketsal) is subject, or any provision of its by-laws, articles of association or any other organizational document; or

(ii)

conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any Material Contract to which Farmor (or Kilwer or Ketsal) is a party or by which it is bound or to which the Assigned Interests is subject.

4.1.3.Execution and Delivery. The execution, delivery, and performance of this Agreement and any other documents or agreement contemplated hereby, and the consummation of the Transaction, have been duly and validly authorized by all requisite corporate action on the part of Farmor (and Kilwer and Ketsal), and no other action or proceedings on its part are necessary to authorize, the execution, delivery or performance of the Transaction, including the execution and delivery of the Agreement and any other documents or agreement contemplated hereby.

4.1.4.Valid and Binding Agreement. Upon execution and delivery of this Agreement by the Parties, this Agreement constitutes, and all documents and instruments required hereunder to be executed and delivered by Farmor (acting on behalf of itself and on behalf of Kilwer and Ketsal) will constitute, legal, valid, and binding obligations of Farmor (and Kilwer and Ketsal, as applicable), enforceable against Farmor (and Kilwer and Ketsal, applicable), in each case, in accordance with their respective terms and conditions.

4.1.5.Consents and Approvals. The execution, delivery, and performance of this Agreement, the other documents contemplated hereunder and the Transaction contemplated hereby by Farmor (acting on behalf of itself and on behalf of Kilwer and Ketsal) will not be subject to any notice, declaration, filing, consent, approval, or waiver from any Governmental Authority or other third Person, except for the Antitrust Approval, the Transaction Authorizations and the Required Third-Party Consents.

4.1.6.Ownership of Assets. Farmor (acting on behalf of itself and on behalf of Kilwer and Ketsal) owns and has good, valid , and marketable title to, the Assets, in each case free and clear of any Encumbrances (except for the ROFR and the EDHIPSA Opt-in Right). Farmor (acting on behalf of itself and on behalf of Kilwer and Ketsal) is not a party to, nor the Assets are subject to, any option, warrant, proxies, purchase right, or other contract or commitment that could require Farmor to sell, transfer, or otherwise dispose of, or limit or restrict in any manner, any of the Assets (other than this Agreement), other than as set forth in Section 4.1.6 of the Farmor Disclosure Schedules.

4.1.7.Litigation. Except as set forth in Section 4.1.7 of the Farmor Disclosure Schedule, there have been no Orders given or made by, and there is no Action pending or, to the knowledge of Farmor, threatened by or against the Farmor (or Kilwer or Ketsal), or before any court, tribunal or Governmental Authority which relates to the Assets, this Agreement or other documents contemplated herein.

4.1.8.Bankruptcy, Insolvency, and Liquidation. Farmor (acting on behalf of itself and on behalf of Kilwer and Ketsal) is not insolvent, bankrupt, or otherwise unable to pay its debts as they come due, nor has Farmor initiated any other debt restructuring or reorganization proceeding, under any applicable Laws. Other than as set forth in Section 4.1.8 of the Farmor Disclosure Schedule, no Order has been made or resolution passed for winding up Farmor or for a provisional liquidator to be appointed in respect of Farmor and no petition has been presented and no meeting has been convened for the purpose of winding up Farmor.

4.1.9.Anti-Corruption Laws.

(i) Neither the Farmor nor any of its Affiliates, directors, officers, or employees (in their capacity as directors, officers, or employees) or other Person associated with or acting on behalf of Farmor (each an “Associated Person”), has directly or indirectly (a) is in violation of any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., or any other applicable U.S. or foreign anti-corruption or anti-money laundering Law, (b) made, given, authorized, offered or promised to make, give or authorize, any illegal gift, offer, contribution, financial or other advantage, payment, promise or similar benefit, whether directly or indirectly, to or for the use or benefit of any public or government official (including, but not limited to, any individual holding a legislative, administrative, judicial, or appointed office, including any individual employed by or acting on behalf of a public agency, a state owned or controlled entity, a public enterprise, or a public international organization) or any political party or political party official or candidate for office, where such payment, gift, promise, or advantage would violate or (c) made or agreed to make any bribe, unrecorded rebate, influence payment, payoff, kickback or other similar unlawful payment.

(ii) To the best of Farmor’s knowledge, there have not been nor are currently ongoing prosecutions, plea bargains or convictions by any competent Governmental Authority in respect of any alleged violation of applicable anti-corruption or anti-money laundering Laws or Economic Sanctions Law concerning the Farmor, any of its Affiliates, or any Person who is an officer, director, beneficial owner or employee of any of the foregoing.

(iii) The Farmor is not Controlled by, a Sanctioned Person, and no officer, director, or holder of more than 10% of the equity interests in any such person is a Sanctioned Person.

(iv) The Farmor has not entered into any Contract or dealing with or for the benefit of any Sanctioned Person (or involving any property thereof) or involving any Sanctioned Territory and has not otherwise taken any actions in breach of, or in a manner that could expose such Person to penalties under, any Economic Sanctions Law.

(v) The Farmor has in place reasonable measures and internal controls in place reasonably designed to prevent, detect, and remediate violations of any Economic Sanctions Law, anti-corruption, anti-money laundering or control of financing of terrorism laws.

(vi) Neither the execution, delivery or performance of this Agreement or the other Project Documents, nor the consummation of the Transactions contemplated hereunder or thereunder, will cause the Farmor to either (i) transact with any Sanctioned Person, or (ii) breach any prohibition imposed by the Annex to the United States Executive Order 13224, the USA PATRIOT Act, the Trading with the Enemy Act or OFAC regulations.

4.2	Representations and Warranties REGARDING the ASSETS

The Farmor (acting on behalf of itself and on behalf of Kilwer and Ketsal) hereby represents and warrants to Farmee, as of the Execution Date and as of the Closing Date (except when a representation or warranty is given on a specific date, in which case such representation and warranties shall be deemed made only as of such specified date) as follows:

4.2.1.	Non-Contravention. The consummation of the Transaction will not:

(i)	violate, contravene, or conflict with or result in a material breach of any Order applicable to the Assets or by which the Assets are bound;

(ii)	violate any Laws applicable to the Assets in any material respect; or

(iii)

conflict with, result in a material breach of, constitute a material default under, or event that, with or without notice or lapse of time or both, would constitute a material default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, suspend, revoke or cancel, or require any notice under any Material Contract to which any of the Assets are subject or result in the creation of any Encumbrance on any of the Assets.

4.2.2.	Title to Assets

(i)

Farmor (acting on behalf of itself and on behalf of Kilwer and Ketsal) has good and marketable title to, or a valid leasehold interest in or right to use, all the Assets, free and clear of any Encumbrances (except for the ROFR and the EDHIPSA Opt-in Right).

(ii)

The MM UT, the CENCH, the RN Permits, the RN Exploration Contracts, the RN UTs and the Firm Evacuation Contracts, and all rights and interest of Farmor (acting on behalf of itself and on behalf of Kilwer and Ketsal) thereunder or deriving therefrom, are in full force and effect.

(iii)

No written notice has been given to Farmor (or Kilwer or Ketsal) by GyP, EDHIPSA, Oldelval, OTE or any Governmental Authority of any intention to terminate or forfeit the MM UT, the CENCH, any RN Permit, any RN Exploration Contracts, any RN UT or any Firm Evacuation Contract.

(iv)

The Farmor (acting on behalf of itself and on behalf of Kilwer and Ketsal) is not in material breach of the MM UT, the CENCH, the RN Permits, the RN Exploration Contracts and the RN UT, and Farmor (acting on behalf of itself and on behalf of Kilwer and Ketsal) has not received any notification of any breach or intended termination of any Project Document.

(v)	The Blocks, the RN Permits and the CENCH are not in the course of being surrendered, abandoned, or decommissioned in whole or in part, and the Farmor has not given any notice of withdrawal thereunder.

(vi)

No exclusive operations (including sole risk and non-consent operations) have been proposed in writing or carried out by the Farmor (acting on behalf of itself and on behalf of Kilwer and Ketsal) in the Blocks.

4.2.3.Wells and Activity in the Blocks. (i) The Wells (and their related assets) forming part of, or used or intended for use in connection with, the exploration, exploitation and development of the Blocks are operated and maintained in accordance with good and prudent oil and gas practices in Argentina and applicable Laws, in all material respects; and (ii) there is no third-party activity within the Blocks, or any other material event, condition, fact or circumstance that could materially limit the ability of the operator of any of the Blocks to conduct any exploration, development or exploitation activities within any Block or any portion thereof.

4.2.4.Regulatory Commitments. The Farmor (acting on behalf of itself and on behalf of Kilwer and Ketsal) has complied with all material Regulatory Commitments, as and when due, and has registered all material capital expenditures made in connection therewith in accordance with GAAP. Except for the pending Regulatory Commitments, there are no outstanding capital commitments, funding, minimum work or pilot obligations, or any other type of investment related duties pursuant to the terms of the applicable Project Documents.

4.2.5.Compliance with Laws. Permits.

(i)

The conduct, ownership, use, occupancy, or operation of the Blocks by Farmor (acting on behalf of itself and on behalf of Kilwer and Ketsal) is, and in the immediately prior six (6) years, has been in compliance in all material respects with all applicable Laws (including any applicable Environmental Laws) and, to Farmor’s knowledge, there are no uncured material violations by Farmor of any applicable Laws (including environmental Laws), excepts for violations and instances of non-compliance the existence of which would not be expected to result in the imposition of any material fines or penalties or in the revocation, cancellation or suspension of any Governmental Authorization related to the CENCH, the Permits or the Blocks, and no Action has been filed or commenced against Farmor alleging any violation of such nature.

(ii)

The Farmor (acting on behalf of itself and on behalf of Kilwer and Ketsal) is in possession of all material permits, waivers, franchises, orders, concessions, registrations, authorizations, approvals, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities (each, a “Permit”), which are necessary for it to conduct the Business, in any material respect, as currently or as previously conducted or for the ownership and use of its assets or properties, and each such Permit is valid and in full force and effect and the Farmor is not in material default of any such Permit.

4.2.6.Ordinary Course of Business. Since March 29, 2024, the Business has been conducted in the Ordinary Course of Business.

4.2.7.Material Contracts. (i) Section 4.2.7(i) of the Farmor Disclosure Schedule lists each Material Contract to which Farmor (and Kilwer and Ketsal) is a party or otherwise bound. Each such Material Contract is in full force and effect, and is valid and binding on, and enforceable against, the applicable Farmor(s) and, to the best of Farmor’s knowledge, each counterparty thereto.

(ii) The Farmor (acting on behalf of itself and on behalf of Kilwer and Ketsal) is not in material breach of, or in material default under, any provision of any Material Contract and, to the best of Farmor’s knowledge, no counterparty thereto is in breach of, or in default under, any provision thereof other than as set forth in Section 4.2.7(ii) of the Farmor Disclosure Schedule.

4.2.8.Right of First Refusal. Except for the right of refusal (“ROFR”) held by (i) GyP, pursuant to Section 6.2 of the MM UT, (ii) the RN Province, pursuant to Provincial Decree No. 348/2014, and (iii) EDHIPSA, pursuant to Section 24 of the RN UTs, no other ROFR or similar preferential right has been contractually granted in relation to the Assigned Interests.

4.2.9.	Tax Matters

(i)

Farmor (acting on behalf of itself and on behalf of Kilwer and Ketsal) has filed all material Tax Returns required to be filed in respect of the Assets, and all such Tax Returns are true, correct and complete in all material respects; and Farmor (acting on behalf of itself and on behalf of Kilwer and Ketsal) has not received written notice pending of reply from any taxing authority asserting a material failure to file such Tax Returns under the applicable Laws.

(ii)	All Royalties and material Taxes that were due and payable in respect of the Assets and/or the CENCH and/or the Permits have been paid in full on a timely basis.

(iii)	All records which Farmor (acting on behalf of itself and on behalf of Kilwer and Ketsal) is required to keep for Taxes of the Assets have been duly kept in all material respects.

(iv)	The Assets have not been subject to or are not currently subject to any material Tax Claim notified in writing to Farmor by any Government Authority.

4.2.10.Surface Fees. Except as set forth in Section 4.2.10 of the Farmor Disclosure Schedule, Surface Fees have been paid by the Farmor (acting on behalf of itself and on behalf of Kilwer and Ketsal) to surface rights owners in accordance with Decree No. 861/1996 as amended.

4.2.11.Environmental Matters. (i) The Farmor (acting on behalf of itself and on behalf of Kilwer and Ketsal) has not received any written notice by any Governmental Authority of any claim or the initiation of any Action under, pursuant to or in connection with any applicable Environmental Law, and, to the best of Farmor’s knowledge, there are no Actions by any Governmental Authority or other third Person pending or threatened in writing, in respect of the Assets, or related to the operation of the Business, pursuant to applicable Environmental Laws.

4.2.12.NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF THE PARTIES HERETO THAT NEITHER FARMOR NOR ANY OF ITS AFFILIATES, DIRECTORS, OFFICERS, MANAGERS, AGENTS OR REPRESENTATIVES IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OR REPRESENTATION AS TO THE BUSINESS OR THE VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY), BEYOND THOSE EXPRESSLY GIVEN IN ARTICLE IV. IT IS UNDERSTOOD THAT ANY ESTIMATES, FORECASTS, PROJECTIONS OR OTHER PREDICTIONS AND ANY OTHER INFORMATION OR MATERIALS THAT HAVE BEEN OR SHALL HEREAFTER BE PROVIDED OR MADE AVAILABLE TO FARMEE OR ANY OF ITS AFFILIATES OR ITS REPRESENTATIVES ARE NOT, AND SHALL NOT BE DEEMED TO BE, REPRESENTATIONS AND WARRANTIES OF FARMOR OR ANY OF ITS AFFILIATES OR REPRESENTATIVES.

4.2.13.Except in respect of the representation and warranties set forth in Article IV of this Agreement:

(i)

Farmor (acting on behalf of itself and on behalf of Kilwer and Ketsal) and its Affiliates, and its and their respective directors, officers, managers, employees, consultants, contractors, and advisors make no representations or warranties, whether express or implied, in respect of any matter or thing; and

(ii)	Farmee acknowledges and affirms that it has not relied upon any other representation, warranty, statement, opinion, or information in entering into this Agreement or carrying out the Transaction.

4.2.14.For the avoidance of doubt and notwithstanding anything to the contrary herein or elsewhere in this Agreement, the Parties expressly agree that in the event that any of the representations and warranties made by Farmor under Article IV (other than any Fundamental R&W) is breached in any respect, such breach shall not: (a) constitute a breach of this Agreement, unless in the case of fraud, or (b) entitle Farmee to terminate this Agreement pursuant to Article VIII, or (c) otherwise be relied upon by Farmee as a cause or ground to prevent or delay the applicable Closing, unless in the case of fraud. In such case, Farmee shall only be entitled to the indemnification provided in Article IX and other rights or actions of Farmee related to or in connection with any such breach is hereby expressly waived by Farmee to the fullest extent permitted under applicable Law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF FARMEE

5.1.REPRESENTATIONS AND WARRANTIES OF FARMEE

Farmee represents and warrants to Farmor the following as of the Execution Date, the Effective Date and the Closing Date (except for representations and warranties which are made as of a specified date, in which case such representations and warranties shall be deemed made only as of such specified date):

5.1.1.Organization. Farmee is a corporation (sociedad anónima) duly organized, validly existing, and in good standing under the Laws of Argentina.

5.1.2.Authority; Non-Contravention: Farmee has all requisite power and authority to execute and deliver this Agreement and all other documents and agreements contemplated hereby, to acquire the Assigned Interests on the terms described in this Agreement, and to perform its other obligations under this Agreement and all other documents and agreements contemplated hereby. Neither the execution, delivery, or performance of this Agreement and the other documents and agreements contemplated hereby, nor the consummation of the Transaction will:

(i)

violate, contravene, or conflict with any Law, including any statute, regulation, rule, Order, or other restriction of any Governmental Authority to which Farmee is subject, or any provision of its by-laws, articles of association or other organizational document; or

(ii)

conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any material Contract to which Farmee is a party or by which it is bound or to which any of its assets is subject.

5.1.3.Execution and Delivery. The execution, delivery, and performance of this Agreement and the Transaction have been duly and validly authorized by all requisite corporate action on the part of Farmee.

5.1.4.Valid and Binding Agreement. Upon execution by Farmee and Farmor, this Agreement constitutes, and all documents and instruments required hereunder to be executed and delivered by Farmee at the Execution Date and at Closing will constitute legal, valid, and binding obligations of Farmee, enforceable against Farmee, in each case, in accordance with their respective terms and conditions.

5.1.5.Consent and Approvals. The execution, delivery, and performance of this Agreement by Farmee will not be subject to any notice, declaration, filing, consent, approval, or waiver from any Governmental Authority or other third Person, except for the Antitrust Approval and the Transaction Authorizations.

5.1.6.Litigation. There have been no Orders given or made by, and there is no Action pending or, to the knowledge of Farmee, threatened by, or before any court, tribunal, or Governmental Authority which relates to, or could otherwise materially affect, Farmee and prevent the consummation of the Transaction.

5.1.7.Bankruptcy, Insolvency and Liquidation. Farmee is not insolvent, bankrupt, or otherwise unable to pay its debts as they come due, nor has Farmee initiated any other debt restructuring or reorganization proceeding, under any applicable Law. No Order has been made or resolution passed for winding up Farmee or for a provisional liquidator to be appointed in respect of Farmee and no petition has been presented and no meeting has been convened for the purpose of winding up Farmee.

5.1.8.Anti-Corruption Laws.

(i) Neither the Farmee nor any of its Affiliates and any of its Associated Person, has directly or indirectly (a) is in violation of any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., or any other applicable U.S. or foreign anti-corruption or anti-money laundering Law, (b) made, given, authorized, offered or promised to make, give or authorize, any illegal gift, offer, contribution, financial or other advantage, payment, promise or similar benefit, whether directly or indirectly, to or for the use or benefit of any public or government official (including, but not limited to, any individual holding a legislative, administrative, judicial, or appointed office, including any individual employed by or acting on behalf of a public agency, a state owned or controlled entity, a public enterprise, or a public international organization) or any political party or political party official or candidate for office, where such payment, gift, promise, or advantage would violate or (c) made or agreed to make any bribe, unrecorded rebate, influence payment, payoff, kickback or other similar unlawful payment.

(ii) To the best of Farmee’s knowledge, there have not been nor are currently ongoing prosecutions, plea bargains or convictions by any competent Governmental Authority in respect of any alleged violation of applicable anti-corruption or anti-money laundering Laws or Economic Sanctions Law concerning the Farmee, any of its Affiliates, or any Person who is an officer, director, beneficial owner or employee of any of the foregoing.

(iii) The Farmee is not Controlled by, a Sanctioned Person, and no officer, director, or holder of more than 10% of the equity interests in any such person is a Sanctioned Person.

(iv) The Farmee has not entered into any Contract or dealing with or for the benefit of any Sanctioned Person (or involving any property thereof) or involving any Sanctioned Territory and has not otherwise taken any actions in breach of, or in a manner that could expose such Person to penalties under, any Economic Sanctions Law.

(v) The Farmee has in place reasonable measures and internal controls in place reasonably designed to prevent, detect, and remediate violations of any Economic Sanctions Law, anti-corruption, anti-money laundering or control of financing of terrorism laws.

(vi) Neither the execution, delivery or performance of this Agreement or the other Project Documents, nor the consummation of the Transactions contemplated hereunder or thereunder, will cause the Farmee to either (i) transact with any Sanctioned Person, or (ii) breach any prohibition imposed by the Annex to the United States Executive Order 13224, the USA PATRIOT Act, the Trading with the Enemy Act or OFAC regulations.

5.1.9.Financial Capacity. Farmee is duly enrolled, in the category of “Operator” in the Federal Upstream Companies Registry (Registro de Empresas Petroleras) pursuant to Dispositions SSHyC No. 337/2019 and 335/2019 and, as of the Execution Date, it is requesting its enrollment in the Upstream Companies Registry of the NQN Province (Registro Provincial de Empresas Petroleras) pursuant to Provincial Decree No. 1324/2015, and has or will have sufficient financial capacity to be enrolled in such registry and to fulfill its obligations under the Project Documents and Transaction Documents when due.

5.1.10.Independent Assessment.

(i)

Farmee is experienced and knowledgeable in the oil and gas business and is capable of independently evaluating the merits and risks of the purchase of the Assigned Interests. Farmee was advised by counsel of its own choosing and such other Persons it deemed appropriate in connection with this Agreement. Farmee is able to bear the economic risks of its acquisition and ownership of the Assigned Interests. Farmee has been provided the opportunity to make requests for further information and such information has been supplied by Farmor and has been provided an opportunity to examine the Assigned Interests and such materials as it has requested to be provided to it, or that have otherwise been provided to it, by Farmor, and discuss with Representatives of Farmor such materials.

(ii)

Without limiting the generality of the foregoing, Farmee acknowledges that neither Farmor nor any of its Representatives makes or has made any representation or warranty to Farmee or any of its Representatives with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) in connection with the Blocks, the MM UT, the Permits, the Exploration Contract or the RN UT, or the future business, operations or affairs in connection therewith, heretofore or hereafter delivered to or made available to Farmee or its Representatives, except to the extent and as may be expressly covered by a representation and warranty made by Farmor in Article IV of this Agreement.

5.1.11.	Acknowledgments. Farmee acknowledges and agrees that:

(i)

the representations and warranties set forth in Article IV are the only representations and warranties made by Farmor (acting on behalf of itself and on behalf of Kilwer and Ketsal) under this Agreement;

(ii)

the Blocks have been used for oil and gas exploration and production activities, including the storage of oil, gas and petroleum-based products and other chemicals, and that the soil and subsoil of such Blocks and land and water adjacent thereto and drains, sewers, pipes, water courses and water table at, under or in the vicinity of such Blocks may have been contaminated by oil or other certain substances; and

(iii)

except as otherwise expressly set forth in this Agreement, Farmor (acting on behalf of itself and on behalf of Kilwer and Ketsal) makes all of the following disclaimers and Farmor makes no warranty or representation or provides any indemnity relating to any of the following:

(a)	the quantity, existence, quality, value or deliverability of Hydrocarbons or other minerals, or other reserves attributable to the Assets , or the existence of any geological formation, drilling prospect or Hydrocarbon reserve;

(b)

any geological, geophysical, technical, engineering (including petroleum engineering) data, cost estimates, economic or other interpretations, forecasts or evaluations concerning the Assigned Interests;

(c)	the issuance, reissuance, or transfer of any Permits related to the Assets, and any Governmental Authorization, consent, approval, or waiver required under any applicable Law;

(d)	the physical, operational, state, merchantability, usability, fitness for purpose, condition, conformity to model or samples, or any physical assets forming part of the Assets;

(e)

the accuracy or completeness of any data or information to the extent such data or information relates to technical matters referred to above in paragraphs (a) to (d). All such data and information furnished by Farmor or otherwise made available to Farmee are provided to Farmee as a convenience and shall not create or give rise to any liability of or against Farmor. Any reliance on or use of the same shall be at Farmee’s sole risk to the maximum extent permitted by Law;

(f)

the ability of Farmee to claim or recover or deduct any costs incurred and the amount of any costs eligible for the calculation of the Farmee’s after-Tax revenues or income under the MM UT, the Permits, the Exploration Contracts and the RN UT; and/or

(g)	any forward-looking statements, forecasts, or financial projections, including present or future value of anticipated income, costs, or profits.

ARTICLE VI

COVENANTS AND OTHER AGREEMENTS

6.1.REQUIRED THIRD-PARTY CONSENTS, TRANSACTION FILINGS AND AUTHORIZATIONS

6.1.1.Within two (2) Business Days after the Execution Date, Farmor shall request the Required Third-Party Consents by sending the notes to GyP and EDHIPSA attached hereto as EXHIBIT D and to OTE attached as EXHIBIT M.

6.1.2.Upon the issuance and receipt by the Parties of the GyP Consent & Waiver, (i) Kilwer and Ketsal (or PETSA, upon the registration of the Merger with IGJ), on the one hand, and Farmee, on the other hand, shall immediately execute (and shall request GyP to execute) the Amendment N° 2 to the MM UT, and promptly thereafter shall jointly request the Farm-out Authorization NQN to the Undersecretariat of Hydrocarbons of the NQN Province by filing the letter attached hereto as EXHIBIT G.

6.1.3.Upon the issuance and receipt by the Parties of the EDHIPSA Consent & Waiver, (i) Kilwer (or PETSA, upon the registration of the Merger with IGJ), on the one hand, and Farmee, on the other hand, shall immediately execute (and shall request EDHIPSA to execute) the applicable amendments to the RN UTs, and promptly thereafter shall jointly request the Farm-out Authorization RN to the Undersecretariat of Hydrocarbons of the RN Province by filing the letter attached hereto as EXHIBIT G.

6.1.4.The Parties shall cooperate and provide the Governmental Authority with any and all information and documents that may be required from the Parties by such Governmental Authorities in order to obtain the Transaction Authorizations and the Required Third-Party Consents as soon as reasonably practicable. The cooperation and information rights and obligations of the Parties in respect of the Antitrust Filing shall apply mutatis mutandis to the filings described in this Section 6.1 and shall be deemed incorporated by means of reference.

6.2.	ASSUMED AND RETAINED LIABILITIES

Subject to the consummation of the Transaction at the relevant Closing, as of the Effective Date:

(i)

the Farmee hereby agrees to assume, severally (and not jointly and severally with the Farmor), in the relevant proportion corresponding to Farmee´s Participating Interest in each Project Document, all Liabilities derived from the Assigned Interests which may arise out of, or relate to, (A) any matter, circumstance or event related to the Assigned Interests, occurring as from and after the Effective Date, and (B) the Assigned Interests’ share in any and all Regulatory Commitments, Costs or Losses arising out of, resulting from or in connection with the well plug and abandonment from currently producing wells in MMN Block (the “Assumed Liabilities”); and

(ii)

except as set forth in Section 6.2(i) above, the Farmor hereby agrees to retain, vis-à-vis Farmee, all Liabilities which may arise out of, or relate to, any matter, circumstance or event related to the Assigned Interests, to the extent such Liabilities relate to any period prior to the Effective Date (the “Retained Liabilities”).

6.3.EXPENSES; FURTHER ASSURANCES; INTERIM PERIOD; CONFIDENTIALITY

6.3.1.Expenses. Except as otherwise expressly set forth in this Agreement and without limiting any obligation to indemnify any Losses, each Party shall be liable for and pay all of its own fees, costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement, any other Transaction Documents, the performance of such Party’s obligations hereunder and the consummation of the Transactions contemplated hereby and thereby.

6.3.2.Further Assurances. Each Party hereto shall, when requested by the other Party, execute and deliver, or cause to be executed and delivered, to such other Party such further acknowledgements, consents, documents and other instruments that are reasonably necessary to perfect or evidence the Transactions contemplated by this Agreement or any other Transaction Document. Each Party shall cooperate and use their respective best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective the Transactions, in the most expeditious and cost-effective manner practicable.

6.3.3.Interim Period. Except as (x) as expressly required by applicable Law, (y) as otherwise expressly required by this Agreement, or (z) as previously and expressly consented to in writing by Farmee (which consent shall not be unreasonably withheld, delayed or conditioned), during the Interim Period, Farmor shall:

(i)

operate the Blocks in the Ordinary Course of Business and shall comply with the Regulatory Commitments and perform and carry out the WP&B 2024 and WPG 2025 in accordance with their respective terms, in each case, consistent with applicable Law and prudent industry practices, and shall not, directly or indirectly: (a) sell, transfer, Encumber or otherwise incur, permit or authorize any disposition or Encumbrance of, or over, the Assets; (b) authorize, or make any commitment with respect to, any single capital expenditure; (c) purchase or otherwise acquire properties or assets; or (d) enter into, modify, amend or terminate any Project Document, or any other Material Contract.

(ii)

maintain each of the Project Documents and Permits (including Environmental Permits) in full force and effect and timely make for such purpose any and all applicable payments (including payments of any Surface Fees, Royalties, and other applicable Taxes), filings, reports and notices to the corresponding Governmental Authorities or any relevant counterparty to any Project Document with respect thereto;

(iii)

not enter into any commitment vis-à-vis the NQN Province or the RN Province for the expenditure of money or the incurrence of capital expenditures and investments (other than the Regulatory Commitments);

(iv)

grant Farmee and its Representatives reasonable access, at normal and agreed business hours in Argentina, and upon reasonable prior notice, to all properties and/or books and records with respect to the Assets and/or the Project Documents; and Farmor shall hold all such information as Confidential Information;

(v)	maintain adequate insurance coverage over the Assets according to its Ordinary Course of Business;

(vi)

furnish Farmee and its authorized Representatives, as promptly as reasonably practicable, such financial, operational, G&G Data and other information regarding the Business and the Assets and/or the Project Documents, as Farmee from time to time reasonably requests; and

(vii)

maintain the enrollments with (a) the Federal Upstream Companies Registry pursuant to Dispositions SSHyC N° 337/2019 and 335/2019, and (b) the Upstream Companies Registry of the NQN Province pursuant to Provincial Decree N° 1324/2015.

6.3.4.Mutual Covenants. From the Execution Date until the Closing Date, and subject to this Agreement, each of the Parties undertakes to the other Party:

(i)	not to take any action nor fail to take any action that would result in a breach of any of its representations and warranties under this Agreement;

(ii)	not to take any action that will prevent the Conditions Precedents to be met and/or any other action that will prevent Closing from taking place;

(iii)

to use reasonable efforts to do and procure to be done all acts and things as are reasonably necessary within its power to satisfy (or cause the satisfaction of) the Conditions Precedent and otherwise to consummate the Transaction contemplated under this Agreement prior to or on the Closing Date; and

(iv)

to give prompt written notice of (a) the occurrence, or failure to occur, of any event of which any such Party has knowledge that (I) has caused, or could reasonably be expected to cause, any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, or (II) has resulted, or could reasonably be expected to result in, the failure of any of the conditions set forth in Sections 3.1, 3.2 or 3.3 to be satisfied, or (b) the failure of such Party to comply with or satisfy in any material respect any covenant to be complied with by it hereunder. No such notification shall operate as a waiver or affect the representations or warranties of the Parties or the conditions to their respective obligations hereunder.

6.3.5.	Interim Period Payment.

(a)	The relevant Party (as determined pursuant to the following provisions) shall pay to the other Party an amount equal to the result of the calculations made by Farmor pursuant to Exhibit H, and considering the following rules (the “Interim Period Payment”).

(b)	At least five (5) Business Days prior to the Closing Date, Farmor shall deliver to Farmee an Accounting Statement setting forth (a) the Costs (including any applicable VAT), (b)

the Production (including any applicable VAT), and (c) the resulting Interim Period Payment for each Block (MMN, MMS, CN and CS) and the FEC Assigned Interest.

(i)	In the case of the CN and CS Blocks, the Accounting Statement shall reflect the Carry Costs accrued between the award of the RN Permits and the Closing Date, and potential Production and Costs between the Effective Date and the Closing Date.

(ii)	In the case of the MMS Assigned Interest, the Accounting Statement shall reflect the Carry Costs accrued between the Execution Date and the Closing Date.

(iii)	In the case of the MMN Assigned Interest, the Accounting Statement shall reflect the Costs and Production accrued between the Effective Date and the Closing Date.

(iv)

In the case of the FEC Assigned Interest, the Accounting Statement shall reflect the payments made by Farmor and/or invoices to be paid under the Firm Evacuation Contracts between the Execution Date and the Closing Date.

(c)

For purposes of calculating the Interim Period Payment and issuance of the Accounting Statement, Farmor shall use all available information and its best estimates of the information that may not be available at the time of issuing such preliminary Accounting Statement (the “Preliminary Accounting Statement”). In the case of the Production, to adequately assess the stock of Hydrocarbons between the Effective Date and the Closing Date, the Parties shall appoint an independent third-party consultant that, together with the representatives appointed by each Party, shall visit in situ the MMN Block and measure and certify the quantity of Hydrocarbons stored in tanks and pipelines located within the MMN Block at the Effective Date and at the MM Closing Date. The samples shall be taken at 6:00AM on the Effective Date and the MM Closing Date and such independent third-party consultant shall deliver the certificate to the Parties promptly thereafter.

(d)

the Farmee shall have five (5) Business Days as from receipt of the Preliminary Accounting Statement (the “Review Period”) to review, request further information, and express in writing if it has any objection to the Preliminary Accounting Statement or any items therein. If Farmee objects in writing and there is no agreement between the Parties by the end of the Review Period, the matter shall be referred to an independent accountant agreed upon by both Parties (the “Accounting Firm”) in accordance with the procedure described in EXHIBIT H for resolving any disputes between the Parties in connection with the Preliminary Accounting Statement, and the final determination of the Accounting Firm shall be final and binding on the Parties;

(e)	any undisputed portion of the Interim Period Payment as per the Preliminary Account Statement shall be immediately paid by the relevant Party at Closing Date;

(f)

the Party consenting and/or paying any portion or item of the Interim Period Payment, shall be entitled to object and, eventually set off, any portion or item included in the Final Reconciliation Statement;

(g)

the payment at Closing Date of the Interim Period Payment as per the Preliminary Accounting Statement shall be made as per Section 2.3.4 of this Agreement. For the avoidance of doubt, any payment and collection made or received by Farmor in Pesos during the Interim Period shall be converted to Dollars considering the Applicable Exchange Rate of the date on which such payment was made or collected. Any payment made by Farmor in Dollars during the Interim Period shall be registered in Dollars;

(h)

Within sixty (60) days as from the Closing Date, Farmor shall deliver to Farmee a final Accounting Statement (the “Final Reconciliation Statement”) which shall be calculated in accordance with EXHIBIT H; and

(i)

Within twenty (20) days as from receipt of the Final Reconciliation Statement (the “Reconciliation Review Period”), Farmee shall confirm to Farmor if the Final Reconciliation Statement is (or any items therein are) approved or not. If the Final Reconciliation Statement or any item thereof is acceptable to both Parties, then the Farmee or Farmor (as applicable) shall, within ten (10) Business Days as from the expiration of the Reconciliation Review Period, pay in Pesos in immediately available funds to the bank account indicated by the Party entitled to receive such payment to the other Party (or by endorsement or issuance of checks or e-cheq), the positive difference between (i) the undisputed portion of the Interim Period Payment paid by Farmee or Farmor, as applicable, at the Closing Date and (ii) the amount approved by the Parties in the Final Reconciliation Statement. Any item or amount expressed or contained in the Final Reconciliation Statement (or eventually, originally included in the Preliminary Accounting Statement) that is disputed by the Farmee within the Review Period shall not be due and payable until the Parties reach an agreement in connection thereof or a final decision has been taken by the Accounting Firm, in each case in accordance with the procedure described in EXHIBIT H for resolving any disputes between the Parties in connection with the Final Reconciliation Statement.

6.3.6.WP&B 2024 & WPG 2025. The Parties approve, as of the date hereof, the Work Program and Budget of calendar year 2024 (“WP&B 2024”) attached hereto as EXHIBIT E and the Work Program Guidelines of calendar year 2025 (“WPG 2025”) attached hereto as EXHIBIT F. Farmor, as operator of the Blocks, shall be obliged to carry out the works included in the WP&B 2024 and the WPG 2025 and, subject to Closing, Farmee shall be obliged to finance such works (i) in proportion to its Participating Interest in the Blocks, and (ii) as per the Carry Consideration in respect of the MMS, CN and CS Blocks. If any Closing occurs before September 30, 2024, then Farmee shall be entitled to make recommendations and vote under the relevant Joint Operating Agreement the corresponding work program and budget applicable to the calendar year 2025; provided, that, in any event, Farmor shall be entitled to carry out the works included in the WPG 2025, including the Regulatory Commitments and their associated facilities.

6.3.7.Confidentiality and Public Announcements

(i)

This Agreement, the details of its negotiation, the Transaction and any information relating to the business, financial or other affairs of any Party disclosed during such negotiations (the “Confidential Information”) shall be held confidential by the Parties and shall not be sold, traded, published or otherwise disclosed to anyone in any manner whatsoever, or photocopied or reproduced in any way, without the other Parties’ prior written approval, except as otherwise set forth for herein.

(ii)

A Party that receives Confidential Information (the “Receiving Party”) may disclose the Confidential Information without the prior written consent of the other Party (the “Disclosing Party”) only to the extent that such information:

(a)	is already known to the Receiving Party as of the date of disclosure;

(b)	is already in possession of the public or becomes available to the public other than through the act or omission or breach of the obligation of confidentiality contained in this Agreement by the Receiving Party;

(c)	is required to be disclosed under applicable Law or Order of a Governmental Authority (provided, that the Receiving Party shall give written notice to the Disclosing Party prior to such disclosure);

(d)	is acquired independently from a third party that has the right to disseminate such information at the time it is acquired by the Receiving Party; or

(e)	is developed by the Receiving Party independently of the Confidential Information received from the Disclosing Party.

(iii)

The Receiving Party may disclose the Confidential Information without the Disclosing Party’s prior written consent to an Affiliate, provided, that the Receiving Party guarantees the adherence of such Affiliate to this Section 6.3.7.

(iv)

The Receiving Party shall be entitled to disclose the Confidential Information without the Disclosing Party’s prior written consent to such of the following Persons who have a clear need to know in order to advise the Receiving Party in connection with the Transaction:

(a)	employees, officers and directors of the Receiving Party;

(b)	employees, officers and directors of an Affiliate of the Receiving Party; and

(c)	any professional consultant or agent retained by the Receiving Party for the purpose advising it in connection with the Transaction.

(v)

Prior to making any such disclosure to Persons under paragraph 0 above, however, the Receiving Party shall obtain an undertaking of confidentiality no less stringent than that contained in this Section 6.3.7, from each such Person; provided, however, that in the case of outside legal counsel, the Receiving Party shall only be required to procure that such legal counsel is bound by an obligation of confidentiality.

(vi)

The Receiving Party and its Affiliates, if any, shall only use or permit the use of the Confidential Information disclosed under this Section 6.3.7., exclusively for the purpose of the Transaction and the exercise of any rights under this Agreement.

(vii)

The Receiving Party shall be responsible for ensuring that all Persons to whom the Confidential Information is disclosed under this Agreement shall keep such information confidential and shall not disclose or divulge the same to any unauthorized Person.

(viii)

Any press release, document, or media article issued in respect of the Transaction shall be previously discussed, in consultation with, and approved by the Parties, except to the extent such press release or document is required to be issued by any of the Parties to comply with applicable Law or Order of a Governmental Authority or stock exchange regulations (provided, that it shall give written notice to the other Party prior to such issuance).

ARTICLE VII

ANTITRUST

7.1.ANTITRUST FILINGS

7.1.1.Subject to the terms and conditions of this Agreement, the Farmor and the Farmee shall reasonably cooperate and use their respective commercially reasonable efforts to seek the Antitrust Approval after the Closing. The risk of not obtaining the Antitrust Approval (or any condition thereof) shall be borne by the Farmee, exclusively.

7.1.2.Each Party shall furnish to the other Party such necessary information, documentation and assistance as such other Party may reasonably request in connection with the preparation of any necessary filings or submissions by it to the Antitrust Authorities; provided, however, that, notwithstanding anything to the contrary contained in this Section 7.1:

(i)

information and materials may be redacted or withheld (1) to the extent that they relate to matters not relevant to the Transactions contemplated by this Agreement, and (2) as necessary to comply with bona fide contractual arrangements; and

(ii)

in no event shall any Party be obligated to (A) share with the other Party or any other Person any confidential information relating to strategic planning or business development initiatives, or (B) any information to the extent such disclosure would violate any agreement to which it is bound or any applicable Law, or impair any attorney-client privilege.

7.1.3.Notwithstanding any other provision of this Agreement, unless otherwise required under the Antitrust Law, no earlier than the Closing Date and no later than one (1) week following the Closing Date, Farmee shall file with the Antitrust Authorities the Antitrust Fiing and shall provide, as promptly as reasonably practicable thereafter, any supplemental information in its (or any of its Affiliates’) possession which may be reasonably requested by the Antitrust Authority in connection therewith under the Antitrust Law.

7.1.4.All communications, meetings, correspondence, appearances and other forms of interaction with the Antitrust Authority with respect to the Transaction or with respect to any filings or other inquiry under the Antitrust Law shall be conducted solely by Farmee, unless prohibited or otherwise required by applicable Law or by the Antitrust Authority. Farmor hereby covenant and agree to reasonably cooperate with Farmee (at Farmee’s cost and expense), at its request, in connection with any analysis, appearances, presentations, memoranda, briefs, arguments, opinions and proposals submitted by or on behalf of Farmee in connection with the Antitrust Filing, to the extent not prohibited by Law.

7.1.5.Farmee shall keep Farmor reasonably informed of the status of matters relating to the Antitrust Filing, including promptly by furnishing the Farmor with copies of any material notices or communications received by Farmee from the Antitrust Authority with respect to Antitrust Filing. Farmee shall give prompt notice to Farmor of any development or combination of developments that, individually or in the aggregate, is reasonably likely to prevent, materially delay or materially impair its ability obtain the Antitrust Approval.

7.1.6.All risks relating to, arising out of or resulting from any Antitrust Authority’s decision regarding the Antitrust Filing rests exclusively with Farmee and the Closing will not be subject to obtaining the prior Antitrust Approval. Farmee irrevocably agrees that, in the event the Transfer of the Assets pursuant to this Agreement is totally or partially denied or subject to any condition by the Antitrust Authority, the Farmor shall not be required to return any amount of the Consideration, and the Transactions hereunder shall not be unwound under any circumstances, in which case Farmee shall be entitled, acting as the Farmor’s attorney-in-fact, at Farmee’s own cost and for its sole benefit, to take any and all action necessary to transfer the Assets to any third party acceptable to the Farmor (at its sole opinion); provided, however, that the Farmor shall have no obligation and shall not be required to incur (and Farmee shall not be entitled to incur, suffer or assume, on behalf of Farmor), suffer or assume any Loss in connection therewith (other than the obligation to transfer the Assets).

ARTICLE VIII

TERMINATION

8.1.	The Parties agree that this Agreement may only be terminated at any time prior to Closing in any of the following circumstances:

(i)	by the mutual written consent of Farmor and Farmee; or

(ii)

by written notice by Farmor or Farmee, if the MM Separate Closing shall not have occurred on or prior to the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(ii) shall not be available to the Party whose breach of any of its representations and warranties or covenants hereunder primarily resulted in, or has been the primary cause of, the failure of the Closing to occur on or prior to the Outside Date and subject to Section 4.2.14 of this Agreement; or

(iii)

by written notice of the Farmor, on the one hand, or the Farmee, on the other hand, in the event that any Order restraining, enjoining or otherwise prohibiting the Transactions shall have become final and non-appealable; or

(iv)	by written notice by Farmor, on the one hand, or Farmee, on the other hand, if GyP shall have exercised its ROFR under the MM UT (with respect to the applicable MM Assigned Interests).

8.2.In the event of termination of this Agreement as set forth in Section 8.1 above, this Agreement shall become void and have no effect, and there shall be no Liability hereunder on the part of any Party (or any of their respective Affiliates or Representatives), except that:

(i)	Section 6.3.7 (Confidentiality), Section 6.3.1 (Expenses), Article X (Miscellaneous) and this Article VIII shall survive any termination of this Agreement;

(ii)

in the event of termination of this Agreement pursuant to Section 8.1(ii) and only if (A) Farmee has breached any of the Fundamental R&Ws contained in Sections 5.1.1 to 5.1.5 (unless such breach occurs as a result of any such Fundamental R&W becoming inaccurate or false due to a fact or circumstance that occurred after the Execution Date) or (B) any of its covenants under Sections 2.1.1, 2.2, 2.3, 2.6, 3.2, 3.3, 6.1, 6.3.2, 6.3.4(ii) and (iii), or 6.3.5 hereunder, and any such breach remains uncured after a period of ten (10) Business Days after written notice thereof by Farmor, the Upfront Payment shall be retained by Farmor, as liquidated damages, and shall constitute the sole and exclusive remedy of Farmor and any other Farmor Indemnified Party against Farmee and its Affiliates for any breach of this Agreement; provided, however, that in the event of termination of this Agreement pursuant to Section 8.1(ii), Farmor shall reimburse the FEC Payment within five (5) Business Days following such termination;

(iii)

in the event of termination of the Agreement as set forth in Section 8.1(ii), and only if (A) Farmor has breached any of the Fundamental R&Ws contained in Sections 4.1.1 to 4.1.6, 4.2.1 and 4.2.2 (unless such breach occurs as a result of any such Fundamental R&W becoming inaccurate or false due to a fact or circumstance that occurred after the Execution Date), or (B) any of its covenants under Sections 2.1.1, 2.2, 2.3, 2.7, 3.2, 3.3, 6.1, 6.3.2, 6.3.4(ii) and (iii), or 6.3.5 hereunder, and any such breach remains uncured after a period of ten (10) Business Days after written notice thereof by Farmee, the Farmor shall reimburse the FEC Payment, and the Upfront Payment plus an additional amount equal to the Upfront Payment, within five (5) Business Days following the termination of this Agreement, as liquidated damages (the “Termination Fee”), and shall constitute the sole and exclusive remedy of Farmee and any other Farmee Indemnified Party against the Farmor and its Affiliates for any breach of this Agreement; and

(iv)

in the event of termination of the Agreement as set forth in Sections 8.1 (other than as set forth in Sections 8.2(ii) or 8.2(iii) above), (A) the Farmor shall reimburse the Upfront Payment and the FEC Payment with no interest or additional amounts whatsoever, within five (5) Business Days following the termination of this Agreement; and (B) nothing herein shall relieve any Party from any Liability for any breach of this Agreement prior to such termination.

ARTICLE IX

SURVIVAL. INDEMNIFICATION. SPECIAL REMEDY

9.1.SURVIVAL

9.1.1.Survival

(a)

The representations and warranties of the Parties contained in this Agreement shall survive the Closing and continue until the date that is the first anniversary of the Closing (except for the representations and warranties of the Parties contained in Sections 4.1.1 to 4.1.6 inclusive, 4.2.1, 4.2.2 and 5.1.1 to 5.1.6 inclusive (the “Fundamental R&Ws”), which shall survive the Closing and continue until the date of expiration of the applicable statute of limitations), at which time they shall terminate and no claims shall be made for indemnification under Article IX thereafter; provided, however, that the time limitation on indemnification for breaches of representations and warranties set forth above shall not apply to any breach of representations and warranties arising out of, related to or resulting from, the fraudulent conduct, bad faith or willful misconduct of any Party. All covenants and agreements contained in this Agreement shall survive the Closing and continue for the applicable period set forth in such covenants and agreements, if any, or until fully performed.

(b)

A Party shall cease to be liable in relation to any claim under this Article IX, unless, in the absence of an admission of Liability by, or request for a delay in commencing arbitration from, such Party, a request for arbitration has been validly filed and served on such Party in connection with such claim within six (6) months after notice of such claim is first served on such Party.

(c)

No Party shall be liable for any claim made under this Article IX, unless notice containing reasonable details of such Claim and such Party’s estimate of the amount of such claim (if known at such time) is served on the other Party, within six (6) months of such Party first becoming aware of the fact, matter, or circumstance giving rise to such claim, and, in any event, prior to the expiration of the survival periods set forth in Section 9.1.1.

9.1.2.Indemnity Survival. No claim for indemnification may be asserted against any Party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim is received by such Party pursuant to this Article IX on or prior to the date on which the representation, warranty, covenant or agreement on which such claim is based ceases to survive as set forth in Section 9.1.1, in which event any representation, warranty, covenant or agreement that is the subject of such indemnification claim that would otherwise terminate as set forth above shall survive as to such claim, until such time as such claim is fully and finally resolved.

9.2.INDEMNIFICATION

9.2.1.Indemnification by Farmor. From and after the relevant Closing, Farmor shall indemnify and hold harmless Farmee and its Affiliates and each of their respective officers, directors, employees and agents (jointly, “Farmee Indemnified Parties”), from and against any and all Losses that any Farmee Indemnified Party may suffer or incur, or become subject to, by reason of, resulting from, relating to, in connection with, or arising out of: (i) any breach or inaccuracy of any representations or warranties made by Farmor contained in this Agreement; (ii) any breach by Farmor of any of its covenants or agreements contained in this Agreement; and (iii) any Retained Liabilities.

9.2.2.Indemnification by Farmee. From and after the relevant Closing, Farmee shall indemnify and hold harmless Farmor and its Affiliates and each of their respective officers, directors, employees and agents (jointly, “Farmor Indemnified Parties”), from and against any and all Losses that any Farmor Indemnified Party may suffer or incur, or become subject to, by reason of, resulting from, relating to, in connection with, or arising out of: (i) any breach or inaccuracy of any representations or warranties made by Farmee contained in this Agreement; and (ii) any breach by Farmee of any of its covenants or agreements contained in this Agreement.

9.2.3Indemnity on an After Tax Basis. In this Agreement, indemnity means indemnity on an After-Tax Basis.

9.2.4Third Party Claims. Indemnification Procedure

(i)

In the event that any Person entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of any pending or threatened claim or of the commencement of any Action by any Person who is not a Party or an Affiliate of a Party against such Indemnified Party, or believes in good faith that any such claim, or Action may be asserted or commenced in the future (each a “Third-Party Claim”), with respect to which claim or Action a Party is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall furnish as promptly as reasonably practicable but in any event no later than twenty (20) days after learning of such Third-Party Claim or such shorter period within which a response or action may be required (taking into account the lead time reasonably required to prepare a response or action), written notice regarding such Third-Party Claim to the Indemnifying Party (the “Claim Notice”), describing the Third-Party Claim in reasonable detail and including the factual basis for such claim (based on, and to the extent of, any information reasonably available to the Indemnified Party at such time); provided, that the failure by the Indemnified Party to deliver the Claim Notice to an Indemnifying Party as set forth in this Section 9.2.4.(i) shall not relieve the Indemnifying Party of its obligations under this Article IX except to the extent (and only to the extent) that such failure actually and materially prejudices the ability of the Indemnifying Party to defend against Losses in connection with a Third-Party Claim.

(ii)

Upon receipt of a Claim Notice, and so long as the (x) Third-Party Claim (1) involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (2) was not initiated by a Governmental Authority, or (3) could not materially negatively impact or affect the reputation of a Party and (y) the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party under this Agreement with respect to the Third-Party Claim, the Indemnifying Party at its option and sole cost and expense shall be entitled to assume the defense and control of such Third-Party Claim by delivering written notice to the Indemnified Party of its election to assume the defense of such Third-Party Claim promptly but in any event within twenty (20) days of receipt of notice from the Indemnified Party (or such shorter period within which a response or action may be required (taking into account the lead time reasonably required to prepare a response or action)).

(iii)

If the Indemnifying Party is not entitled to or does not elect to assume the defense and control of such Third-Party Claim within the time period set forth in, or the Indemnifying Party elects to undertake such defense in accordance with this Agreement, but fails to either (x) prior to or simultaneously with such election, acknowledge in writing its obligation to indemnify the Indemnified Party under this Agreement with respect to such Third-Party Claim, or (y) defend such Third-Party Claim in good faith, actively and diligently, (a) the Indemnified Party shall have the sole right to (A) assume the defense of and control of such Third-Party Claim (but shall not have waived any right to indemnification therefor hereunder), at the cost and expense of the Indemnifying Party and (B) subject to the prior written consent of the Indemnifying Party (which shall not be unreasonably conditioned, delayed or withheld), enter into settlement or compromise of such Third-Party Claim, and (b) the Indemnifying Party shall continue to indemnify and hold harmless the Indemnified Party for any Losses the Indemnified Party may suffer or incur, or become subject to, by reason of, resulting from, relating to, in connection with, or arising out of the Third-Party Claim.

(iv)

If the Indemnifying Party has assumed the defense of a Third-Party Claim, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, and the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided, that (a) all decisions and strategies related to the defense shall be finally determined by the Indemnifying Party, and (b) if there exists an actual or perceived conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, as advised by the Indemnified Party’s counsel, then the Indemnified Party shall be entitled to retain its own counsel at the expense of the Indemnifying Party.

(v)

If the Indemnifying Party undertakes to assume and control the defense of a Third-Party Claim in accordance with this Agreement, the Indemnifying Party shall be authorized to consent to a settlement or compromise of any Third-Party Claim, without the consent of any Indemnified Party, so long as such settlement (a) contains a full and final release of all Farmor Indemnified Parties or Farmee Indemnified Parties, as applicable, from the subject matter of such third-Party Claim and settlement or compromise, (b) does not require an express admission of wrongdoing by any Farmor Indemnified Party or Farmee Indemnified Party, as applicable, and (c) does not provide for (A) injunctive or other non-monetary relief affecting any Farmor Indemnified Party or Farmee Indemnified Party, as applicable, in any way or (B) any restriction or condition that would apply to or materially adversely affect any Farmor Indemnified Party or Farmee Indemnified Party, as applicable, or the conduct of any business of any Farmor Indemnified Party or Farmee Indemnified Party, as applicable; provided, that the Indemnifying Party shall pay all amounts arising out of such settlement or compromise concurrently with the effectiveness of such settlement or compromise or otherwise arising out of a judgment, award, ruling or order entered into against an Indemnified Party in an Action that is a Third-Party Claim.

(vi)

The Person that shall control the defense of any such Third-Party Claim pursuant to this Section 9.2 shall select reputable counsel, contractors and consultants of recognized standing and competence after consultation with (but without any obligation to obtain consent from) the other Party and shall take all steps reasonably necessary in the defense or, at the discretion of such controlling Party, settlement of such Third-Party Claim and shall conduct the defense of the Third-Party Claim in good faith, actively and with reasonable diligence. Farmor or Farmee, as the case may be, shall, and shall cause each of their respective Affiliates and Representatives to, at the cost and expense of the Indemnifying Party, cooperate fully with the Party controlling the defense of a Third-Party Claim in such defense of such Third-Party Claim.

(vii)	In the event any Indemnified Party has (or believes in good faith it may have in the future)

a claim against any Indemnifying Party hereunder that does not involve a Third-Party Claim (a “Direct Claim”) being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such Direct Claim (the “Direct Claim Notice”) within sixty (60) days after learning of such Direct Claim to the Indemnifying Party, that describes the Direct Claim in reasonable detail (based on, and to the extent of, any information reasonably available to the Indemnified Party at such time); provided, that no delay or failure to so notify an Indemnifying Party shall relieve the Indemnifying Party of its obligations under this Article IX except to the extent (and only to the extent) that such failure actually and materially prejudices the ability of the Indemnifying Party to defend against Losses in connection with a Direct Claim. The Indemnifying Party shall have sixty (60) days after its receipt of such Direct Claim Notice to respond in writing to such Direct Claim (unless the Direct Claim is pursuant to a filed Action, in which case the Indemnifying Party shall have the period of time allowed at law to file a responsive pleading) (the “Dispute Period”). If the Indemnifying Party disagrees with the validity or amount of all or a portion of such Direct Claim, the Indemnifying Party shall deliver to the Indemnified Party written notice thereof (the “Dispute Notice”) prior to the expiration of the Dispute Period. If no Dispute Notice is received by the Indemnified Party within the Dispute Period or if Indemnifying Party provides notice that it does not have a dispute with respect to the Direct Claim, then the Losses identified arising from the Direct Claim shall be deemed conclusively approved and consented to by the Indemnifying Party and the Indemnifying Party promptly pay the Indemnified Party in immediately available funds to an account or accounts designated by the Indemnified Party the amount of such Loss, plus interest. If a Dispute Notice is received by the Indemnified Party within the Dispute Period, no payment will be made by the Indemnifying Party until such disputed Direct Claim is resolved, whether by adjudication of the matter, agreement between the Indemnifying Party and the Indemnified Party, or otherwise.

9.2.5.Limitation of Liability.

(a)	The liability of a Party with respect to any Loss indemnifiable pursuant to this Agreement shall be limited as follows:

(i)

Other than in respect of a Fundamental R&W or a claim for indemnification under Section 9.2.1(iii), no Party shall be liable for a Loss unless the amount of any such single Loss (together with all other Losses resulting from the same facts and circumstances or that implies a breach to the same representation and warranty or covenant) exceeds the De Minimis Amount;

(ii)

Other than in respect of a Fundamental R&W or a claim for indemnification under Section 9.2.1(iii) no Party shall have liability for any Loss unless the aggregate amount of Losses subject to indemnification by the applicable Indemnifying Party exceeds the Basket Amount, after which the Indemnifying Party shall be liable for the entire indemnifiable Losses (i.e., from the first Dollar); and

(iii)

In no event shall a Party’s total maximum aggregate liability for Losses exceed twenty percent (20%) of the Consideration, except where the Losses subject to indemnification relate to breach of any Fundamental R&Ws in which case the total maximum aggregate liability shall not exceed the Consideration; provided, that, in no circumstances, shall the total maximum aggregate liability of an Indemnifying Party exceed one hundred percent (100%) of the Consideration.

(b)

The liability of a Party for a claim for indemnification made by the other Party shall mean the amount in respect of such claim for which such Party: (i) admits liability in writing; or (ii) is found to be liable for by an arbitral tribunal or body or court of competent jurisdiction and such Party has no right of appeal, or is debarred from making an appeal, in respect thereof.

(c)

If a claim for indemnification under this Article IX shall arise by reason of some liability, which at the time such claim is notified to the applicable Party is contingent only, such Party shall not be under any obligation to make any payment in respect of such claim until such time as such contingent liability ceases to be so contingent (without prejudice to the right of any Indemnified Party to file a claim for indemnification prior to any such Loss becoming an actual Loss and being due and payable for purposes of interrupting the expiration of any survival period with respect to any such claim in accordance with Section 9.1.2).

(d)

Farmor shall not be liable for any claim under this Article IX (other than with respect to a Retained Liability) if and to the extent that the facts, matters, or circumstances giving rise to such claim have been disclosed in the Farmor Disclosure Schedules.

None of the limitations set forth in this Section 9.2.5 shall apply to any Losses resulting from the fraudulent conduct, bad faith or willful misconduct of any Party in connection with this Agreement.

9.2.6.Other Provisions. No Party shall be liable for any claim under this Article IX, to the extent the Losses on which such claim (or the subject matter thereof) is based, are attributable to, occurred or have increased, as a result of:

(i)

any passing of, or any change in, on or after the date of this Agreement, any applicable Law (including any passing of, or change in, applicable Law which takes place retrospectively), any increase in rates of Tax, any reduction in Tax credits or Tax deduction, any imposition of Tax, or any amendment to, or withdrawal of, any extra-statutory concession or other practice previously made by or published by any Governmental Authority (in whatever jurisdiction) and in force at the date of this Agreement;

(ii)

any act, default, omission, transaction, or arrangement by the other Party or any of its Affiliates (or any of its or their respective directors, officers, managers, employees, agents, or successors in title) on or after the date of this Agreement;

(iii)	fraud, bad faith, or willful misconduct of the other Party or any of its Affiliates (or any of its or their respective directors, officers, managers, employees, agents, or successors in title);

(iv)

any admission of liability, agreement, settlement, or compromise with any Third Party made after the date of this Agreement by the other Party or any of its Affiliates (or any of its or their respective directors, employees, agents, or successors in title), in each case, without prior consent; or

(v)

any matter or thing done, or omitted to be done, by such Party pursuant to, or in compliance with, this Agreement or any other document to be entered into as part of the Transaction, or otherwise at the other Party’s request in writing or with the other Party’s written consent.

9.2.7.Tax Treatment. All indemnification payments made pursuant to this Agreement shall be treated by Farmor, Farmee and their respective Affiliates, to the extent permitted by Law, as an adjustment to the Consideration for all Tax purposes.

9.2.8.Currency Conversion; Interest. For all purposes under this Article IX, notwithstanding anything contained in this Agreement to the contrary, payments of indemnifiable Losses hereunder shall be made in the currency in which they were suffered or incurred. In calculating the amounts payable to an Indemnified Party, or for which indemnification is requested, the amount of any indemnifiable Losses in a currency other than Dollars shall be converted to Dollars at the Applicable Exchange Rate on (y) in the case of an indemnifiable Loss that arises from Direct Claim, the date on which the relevant Indemnified Party has suffered or incurred such Loss, or (z) in the case of an indemnifiable Loss that arises from a Third-Party Claim, the later of (1) the date on which the Indemnified Party is notified of a final determination by the applicable Governmental Authority, or executes a valid and binding settlement agreement, in each case, in accordance herewith, and (2) the date on which the Indemnified Party, has actually paid such third party. For purposes of indemnifying any Losses suffered in Pesos, the relevant Dollar amount resulting from the conversion stipulated in the immediately preceding paragraph shall be converted into Pesos using the Applicable Exchange Rate determined on the relevant payment date.

9.2.9.Mitigation. Nothing in this Agreement shall relieve either Party of any duty to mitigate any liabilities or Losses incurred by it, which result, or may result, in a claim under Article IX.

9.2.10.Sums Recoverable from Third Parties. Where a Party or its Affiliate is or may be entitled to recover from any Person any amount in respect of any matter or event, which is likely to give rise to a claim under this Article IX, such Party shall, or shall procure that its Affiliate shall, use all reasonable endeavors to recover that amount before any steps are taken against the other Party in respect of such claim. Any amount recovered by such Party or its Affiliate (less any reasonable out-of-pocket expenses incurred in recovering such amount) shall reduce the amount of such claim by an equivalent amount. If recovery is delayed until after such claim has been satisfied by the other Party, such Party shall promptly repay to the other Party the amount so recovered (less any reasonable out-of-pocket expenses incurred in recovering the amount), within ten (10) Business Days of receipt of such amount. If the amount recovered by such Party or its Affiliate exceeds the amount satisfied by the other Party, such Party or its Affiliate shall be entitled to retain the excess, but such amount shall be set-off against any future claims.

9.2.11.Insurance. No Party shall be liable in respect of a claim under this Article IX, to the extent that such claim relates to any Loss which has been recovered by the other Party, or its Affiliates, from its or their respective insurers.

9.2.12.Withholding Tax Obligation. In the event any Governmental Authority challenges the Withholding Exemption Certificate on the basis that it does not apply to the Transaction or it is not effective to exempt the Tax withholding on any payment hereunder, and such challenge results in a Claim, the Party that should have made such withholding shall inform such Claim to the other Party who may choose whether to accept it or challenge it, provided, that, in either case, such Party shall bear all legal expenses and indemnify any Indemnified Party from and against any Losses suffered or incurred by reason of, resulting from, related to, in connection with or arising out of such Claim (such Losses, the “WH Payment Amount”), in which case, Article IX shall apply mutatis mutandi; provided, however, that the limitations set forth in Section 9.2.5 shall not apply to this Section 9.2.12 and any indemnification payment made hereunder shall not be computed against the maximum aggregate liability for Losses provided in Section 9.2.5(iii). In case Farmor or Farmee (as applicable) makes any payment to the applicable Governmental Authority, it shall promptly deliver written evidence thereof to Farmor or Farmee (as applicable).

ARTICLE X

MISCELLANEOUS

10.1.Extension; Waiver

Subject to the express limitations herein, at any time prior to the Closing Date, each of Farmee or Farmor may, with respect to the other (a) extend the time for the performance of any of the obligations or other acts of a Party, (b) waive compliance with any of the agreements or conditions or any inaccuracies or breaches in the representations and warranties contained herein, or (c) waive compliance with any conditions to each of the Parties obligations contained herein

(including any Condition Precedent in favor of such Party). Any agreement on the part of any Party to any such extension or waiver shall be valid only if it is contained in an instrument in writing duly executed and delivered by such Party and shall not operate as a waiver of, or estoppel with respect to, any subsequent or other inaccuracy or breach. No failure or delay on the part of any Party in the exercise of any right or remedy hereunder or otherwise available to such Party, or to insist upon strict compliance with the terms hereof, shall impair such right or remedy or be construed as a waiver of, or operate as estoppel with respect to, or acquiescence in, any inaccuracy or breach of any representation, warranty, covenant or agreement contained herein, and no single or partial exercise of any such right shall preclude other or further exercise thereof or of any other right.

10.2.Notices

Except as otherwise set forth herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email (in the case of email, with copies by overnight courier service or registered mail) to the respective Parties as follows (or, in each case, as otherwise notified by any of the Parties) and shall be effective and deemed to have been given (a) immediately when sent by email (if confirmed by reply electronic email that is not automated or otherwise upon receipt of the copy of the email sent by overnight courier or registered email), and (b) when delivered by hand or overnight courier service or certified or registered mail (providing written proof of delivery) on any Business Day at the following addresses:

(i)	If to Farmor, at:

Alem 855, 3rd floor

City of Buenos Aires

Argentina

Attn: Chief Executive Officer

Email: pgr.nqn.notificaciones@phoenixgr.com

(ii)	If to PGR, at:

1st Floor

62 Buckingham Gate

London SW1E 6AJ

England

Attn: Chief Executive Officer

Email: pgr.nqn.notificaciones@phoenixgr.com

(iii)	If to Farmee at:

Av. del Libertador 602, 3rd floor,

City of Buenos Aires,

Argentina

Attn: Mr. Augusto Zubillaga / Mrs. Mónica Jiménez González

Email: azubillaga@geo-park.com; mjimenez@geo-park.com

(iv)	If to Guarantor at:

Calle 94 N° 11-30, 8th Floor,

City of Bogotá,

Colombia

Attn: Mr. Augusto Zubillaga / Mrs. Mónica Jiménez González

Email: azubillaga@geo-park.com; mjimenez@geo-park.com

or to such other Person or address as any Party shall specify by notice in writing in accordance with this Section 10.2 to each of the other Parties.

10.3.Entire Agreement

This Agreement, together with the Exhibits and Annexes hereto and the Schedules, contains the entire understanding of the Parties with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written. In case of any inconsistency between this Agreement and any Project Agreement, the provisions of this Agreement shall prevail.

10.4.Binding Effect; Benefit; Assignment

(i)

Subject to this Section 10.4, this Agreement shall be binding upon and inure exclusively to the benefit of the Parties and their respective permitted successors and permitted assigns and any Person entitled to indemnification under Article IX with respect to the provisions therein, and nothing herein express or implied is intended to, or shall give or be construed to give any other Person, any legal or equitable rights, benefits or remedies, under or by reason of this Agreement or any Transaction contemplated hereby. With respect to the provisions of Article IX, the Indemnified Parties and their permitted successors and assigns are intended to be third party beneficiaries thereof.

(ii)

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by any of the Parties, without the prior written consent of the other Party. Any assignment, delegation, novation or subcontracting made not in accordance with this Section 10.4 shall be null and void ab initio.

(iii)	The Parties shall not permit, before the Closing Date, any Change of Control of the other Party to occur, directly or indirectly, without the prior written consent of the other Party.

(iv)

The Parties acknowledge and agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms any Party, such other Party may suffer irreparable damage and may not be adequately compensated in all cases by monetary damages alone and that the Parties would not have any adequate remedy at Law. Accordingly, in addition to any other right or remedy to which the Parties may be entitled, at law or in equity (including monetary damages), such Party shall be entitled to seek enforcement of any provision of this Agreement by a decree of specific performance and to seek temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking.

10.5.Amendment and Modification

Any provision of this Agreement or the Schedules, Exhibits or Annexes hereto may be amended, modified or supplemented only in a writing duly executed and delivered by each Party, and may be waived in accordance with Section 10.1 only in a writing duly executed and delivered by the Party against whom such waiver is to be.

10.6.Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of Argentina, without giving effect to any conflict of law provision or rule that would cause the application of Laws of any jurisdiction other than those of Argentina.

10.7.Dispute Resolution

10.7.1.In the event of any dispute arising out of or in connection with this Agreement, a Party wishing to commence arbitration shall first serve notice on the other Party that a dispute has arisen and demand that negotiation commence. Notwithstanding the foregoing, any Party shall have the right to initiate arbitration proceedings under Sections 10.7.2 through 10.7.5 hereunder at any time after the expiration of thirty (30) Days after service of such demand for negotiation.

10.7.2.All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce ("ICC Rules") by three (3) arbitrators appointed in accordance with the ICC Rules.

10.7.3.The seat of arbitration shall be the City of New York, United States of America. The arbitration shall be conducted in the English language, but the parties may submit evidence in Spanish without translation. The award of the Tribunal shall be final and binding.

10.7.4.The Parties agree, pursuant to Article 30(2)(b) of the ICC Rules, that the Expedited Procedure Rules shall apply, provided the amount in dispute does not exceed US$ 5,000,000 at the time of the communication referred to in Article 1(3) of the Expedited Procedure Rules.

10.7.5.The parties agree that an arbitral tribunal appointed under this contract or under the Joint Operating Agreement may exercise jurisdiction with respect to both this contract and the Joint Operating Agreement. The Parties consent to the consolidation of arbitrations commenced under this contract and under the Joint Operating Agreement.

10.8.Time of the Essence

Time is of the essence in this Agreement. If the date specified for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next date which is a Business Day.

10.9.Other Remedies

Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

10.10.MARKETING AGREEMENT

10.10.1.The Farmor shall market the Hydrocarbons produced in the Blocks pursuant to the Joint Marketing Agreement Term Sheet attached hereto as EXHIBIT L.

10.10.2.The rights and obligations of this article and of the Joint Marketing Agreement Term Sheet shall be fully operative and in effect among the Parties as from the MM Closing Date.

10.11.OLDELVAL AGREEMENT

10.11.1.In respect of the Oldelval Agreement, considering that such agreement establishes the right of Farmor to freely assign a portion of its Participating Interest under the Oldelval Agreement to any partner of the MMN block with the sole notification of such assignment to Oldelval (as per Section 24.b thereof), Farmor shall notify Oldelval the assignment to Farmee of a fifty percent (50%) of the firm capacity reserved under the Oldelval Agreement at the final commercial operations date (“Fecha de Inicio de Operaciones” as per Section 9 thereof) of the two phases of the “Duplicar Plus” oil pipeline project currently in construction by Oldelval (the “Duplicar COD”).

10.11.2.As from the MM Closing Date until the Duplicar COD, (A) any payments to be made under the Oldelval Agreement shall be made by Farmor, but Farmee shall be obliged to anticipate its share of the funds at least three (3) days before the actual payment is due to Oldelval under the Oldelval Agreement; and (B) in respect of any transportation service actually rendered by Oldelval before the Duplicar COD, Farmor shall be obliged to participate Farmee in all rights under the Oldelval Agreement pari passu with Farmor, including making available to Farmee the use of a fifty percent (50%) of such capacity.

10.12.DISCLOSURE SCHEDULES

The disclosures made by Farmor in the Farmor Disclosure Schedules shall be deemed to be disclosed with respect to (i) the corresponding section or sub-section of this Agreement and (ii) such other sections or sub-sections to the Farmor Disclosure Schedule as to which the information would reasonably appear to be an applicable disclosure on the face of such information, whether or not repeated or cross-referenced in such section or sub-section. No reference to or disclosure of any item or other matter in any Section of this Agreement, including any Section of the Farmor Disclosure Schedule, shall be construed as an admission or indication that such item or other matter is material, unless otherwise indicated. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

10.13.JOINT AND SEVERAL OBLIGATIONS

The Farmor, Kilwer and Ketsal agree that they shall be jointly and severally liable for any obligations of Farmor under this Agreement. Any reference contained in this Agreement to the “Farmor” shall be considered made, if applicable, to Petrolera El Trebol S.A., Kilwer S.A. and/or Ketsal S.A. Petrolera El Trebol S.A. executes this Agreement on its behalf and as representative of Kilwer S.A. and Ketsal S.A.

***

ExhibitS

SCHEDULE 4.1

FARMOR DISCLOSURE SCHEDULES

SECTION 4.1.1

ORGANIZATION

On August 29, 2022, PETSA, Kilwer and Ketsal (and other merging entities) entered into a Merger Agreement pursuant to which PETSA, Kilwer and Ketsal (and such other merging entities) agreed to a merger by absorption by PETSA in accordance with Article 82 et seq. of the Argentine Companies Law No. 19,550 (as amended) and pursuant to which PETSA acts as the absorbing and successor company.

On May 29, 2023, PETSA submitted the Merger filing before the Public Registry of the City of Buenos Aires (“IGJ”) for its registration, which is pending as of the date hereof.

SECTION 4.1.6

OWNERSHIP OF ASSETS

On August 29, 2022, PETSA, Kilwer and Ketsal (and other merging entities) entered into a Merger Agreement pursuant to which PETSA, Kilwer and Ketsal (and such other merging entities) agreed to a merger by absorption by PETSA in accordance with Article 82 et seq. of the Argentine Companies Law No. 19,550 (as amended) and pursuant to which PETSA acts as the absorbing and successor company.

On May 29, 2023, PETSA submitted the Merger filing before the Public Registry of the City of Buenos Aires (“IGJ”) for its registration, which is pending as of the date hereof.

SECTION 4.1.7

LITIGATION

I. Neuquén Province Litigation Report

A.	RECLAMOS CONTRA LA SOCIEDAD

1.	RECLAMOS JUDICIALES

1.2. “Neuquén, Provincia Del C/ Kilwer S.A. S/Servidumbres” (Expte. N°002619/2023-00)

Radicación: Corte Suprema de Justicia de la Nación - Secretaría de Juicios

Originarios Partes: Provincia del Neuquén y Kilwer.

Objeto: La actora reclama una indemnización por daños y perjuicios con motivo en las servidumbres hidrocarburíferas sobre tierras fiscales concedidas a la demandada, en su carácter de operador del área hidrocarburífera Mata Mora, en la Provincia del Neuquén.

Monto: AR $1.360.630, compuesto de AR $869.126,16 de capital y AR $530.586,38 de intereses calculados al 31 de diciembre de 2020, más costas. Los intereses deberán actualizarse a la fecha del efectivo pago.

Estado: Este proceso tramitaba originariamente ante la Oficina Procesal Administrativo N° 1 de la Provincia del Neuquén. Al contestar la demanda el 21 de junio de 2022, Kilwer interpuso una excepción de incompetencia por vía de inhibitoria ante la Corte Suprema de Justicia de la Nación (“CSJN”), con sustento en la falta de competencia de la justicia local de la Provincia del Neuquén para conocer en el presente asunto, toda vez que se encuentran en pugna preceptos constitucionales, normas federales y legislación de la Provincia del Neuquén.

El 6 de junio de 2023, la CSJN hizo lugar a la inhibitoria planteada por Kilwer, ordenando la remisión del expediente provincial al máximo tribunal.

El 22 de diciembre de 2023 se requirió a las partes que constituyan domicilios electrónicos, lo que fue tenido por cumplido el 22 de febrero de 2024.

1.2. “Mansilla, María Isabel y otros c/ Gas y Petróleo del Neuquén S.A. s / Medio Ambiente

(Expte. N° 10767/2021)”

Radicación: Juzgado en lo Procesal Administrativo N° 1 de la Provincia del Neuquén.

Partes: Los actores son María Isabel Mansilla, Ricardo Gastón Mansilla, Fabiana Mabel Mansilla, y Mónica Edith Galdame (los “Actores”) y Gas y Petróleo del Neuquén. GyP a su vez pidió la citación como terceros de Petrolera El Trébol S.A., Kilwer S.A. y Ketsal S.A. (las “Citadas”) –entre otras empresas– en razón de la explotación de cada una de estas empresas en diferentes áreas de la Provincia de Neuquén.

Objeto: Los Actores reclaman un daño ambiental colectivo, planteando lo siguiente: (i) acción preventiva de daños a los efectos de que se adopten las medidas razonables para evitar daños futuros y las medidas necesarias para disminuir la magnitud de los daños ya causados al ambiente natural en el que cada empresa desarrolla su actividad industrial extractiva hidrocarburífera en la Provincia del Neuquén; (ii) acción de reparación de daños a los efectos de que realice por sí, o por terceros a su costa, todas las acciones que resulten necesarias para la recomposición integral de los daños colectivos ambientales causados por la actividad industrial extractiva hidrocarburífera que cada empresa demandada desarrolla en la Provincia del Neuquén, hasta el total restablecimiento a su estado anterior al inicio de su actividad industrial; (iii) acción por indemnización del daño moral colectivo a los efectos de que se indemnice el daño moral colectivo causado a los habitantes de la Provincia del Neuquén, mediante el pago de una indemnización en dinero equivalente al 5% del costo de las tareas de restablecer al estado anterior el ambiente conforme sea condenada la contraria, proponiendo que la suma resultante se incorpore al "Fondo de Restauración Ambiental". Los Actores cuantifican los costos unitarios de recomposición ambiental en base a un informe de un perito, pero aclara que la suma global sólo podrá determinarse luego de cumplida la etapa probatoria.

Monto: Los Actores cuantifican los costos unitarios de recomposición ambiental en base a un informe de un perito, pero aclara que la suma global sólo podrá determinarse luego de cumplida la etapa probatoria.

Estado: Las Citadas contestaron demanda el 23 de mayo de 2022. A la fecha del presente informe, no se han resuelto las excepciones de previo y especial pronunciamiento interpuestas por los co- demandados ni se ha dispuesto la apertura a prueba de la causa.

2.	RECLAMOS ADMINISTRATIVOS

2.1.	Reclamo del Colegio de Ingenieros de la Provincia del Neuquén

Objeto: El 27 de diciembre de 2021, y mediante el envío de las Cartas Documento N° CD001869138 y N° CD001882426 de fecha 23 de diciembre de 2021, el Tribunal de Disciplina (el “Tribunal”) del Colegio de Ingenieros de la Provincia del Neuquén (el “Colegio”) notificó a PGR del Acta N° 038/2021 de fecha 13 de diciembre de 2021.

En dicha acta, se aprobó el inicio del procedimiento administrativo sancionatorio respecto de PGR, por el que se le endilgó una conducta incumplidora de las obligaciones emanadas de los artículos 9 y 17 de la Ley Provincial N°2990 (la cual regula el ejercicio profesional del Colegio en la Provincia del Neuquén).

Dichas presuntas infracciones endilgadas fueron: (i) haber omitido su inscripción en el registro de empresas, (ii) omitir la designación de representante técnico cuando estaba compelida a hacerlo.

Frente a las mencionadas imputaciones, el Tribunal le otorgó a PGR un plazo de 30 (treinta) días corridos para presentar descargo y ofrecer prueba [sin haber remitido, junto con el acta, copia de las actuaciones obrantes en el Colegio y/o ante el Tribunal] que den soporte a las imputaciones.

El 10 de enero de 2022, Kilwer (en su carácter de gestor procesal) solicitó la vista de la totalidad del expediente administrativo, y de toda otra actuación vinculada a aquél procedimiento, por las que tramitase las imputaciones, por el plazo de 10 (diez) días hábiles administrativos; solicitando además la suspensión de plazo para formular descargo, por el plazo de 10 (diez) días hábiles administrativos contabilizados desde que las actuaciones fueran remitidas.

La vista fue concedida el 19 de enero de 2022 pero sin resolución respecto de la petición de suspensión de plazos solicitada.

Debido a la importancia de la suspensión de los plazos para formular el descargo, esta petición de suspensión de plazos fue reiterada por Kilwer S.A. el 19 de enero 2022, mediante una presentación en la mesa de entradas de ese Colegio, y el 20 de enero de 2022 mediante un correo electrónico.

El día 25 de enero de 2022, el Colegio otorgó la suspensión de plazos solicitada por Kilwer S.A.

El 4 de febrero de 2022, Kilwer realizó la presentación del descargo, invocando la nulidad absoluta del procedimiento sumarial llevado a cabo por el Colegio y particularmente del Acta N°038/2021 por: (a) el sujeto pasivo imputado como presunto infractor es inexistente; y, (b) aun cuando se alegue un error material en la individualización del presunto infractor, y que dicho procedimiento deba ser dirigido contra PGR, ello no podría tener cabida por no operar ésta última actividades de ingeniería en el país. Asimismo, se alegó como defensas, las siguientes: (a) la inconstitucionalidad de la Ley Provincial N°2990 y de los actos dictados en consecuencia; (b) inexistencia de conducta punible; (c) excesivo rigorismo formal en la imputación formulada; y, (d) diligencia y cumplimiento de la normativa aplicable por parte de PGR.

Finalmente, el día 7 de septiembre de 2022, el Dr. Mariano Brillo recibió una Carta Documento mediante la cual se lo intimaba a acreditar adecuadamente la personería invocada “respecto de Phoenix Global Resources PLC”. El día 21 de septiembre de 2022 se realizó una presentación en representación de Kilwer, reiterando los argumentos esgrimidos en el descargo respecto a la inexistencia del presunto infractor y al hecho de que PGR no opera en el país, acompañando copia del Libro de Registro de Accionistas de Kilwer, donde consta que PGR es accionista de la misma (motivo por el cual Kilwer se presentó en representación de sus intereses).

El 19 de mayo de 2023 se notificó, mediante la Carta Documento N° CD217962825 (dirigida a Phoenix Global Resources PLC), el Acta N° 078/2023 dictada por el Tribunal del Colegio, mediante la cual se resolvió (i) tener por no ratificada la gestión procesal invocada por el Dr. Brillo y por no presentado el descargo por parte de PGR, (ii) abrir el procedimiento a prueba y (iii) ordenar la producción de distintas medidas probatorias.

En consecuencia, el 6 de junio de 2023 se presentó un recurso ante el Tribunal, en los términos del artículo 182, inciso a), del Decreto-Ley de Procedimiento Administrativo Provincial N° 1.284/81. Hasta el momento, Kilwer no ha sido notificada de la resolución del recurso.

El 11 de octubre de 2023, Kilwer fue notificada de la Nota N° 653/2023, por medio de la cual se le intimó para que, en el plazo de quince días, se inscriba en el registro pertinente del Colegio y designe un representante técnico, bajo apercibimiento de iniciarse las actuaciones legales e imponer las sanciones administrativas correspondientes, en virtud de haberse supuestamente detectado que la empresa desarrolla actividades relativas a la Ingeniería en el territorio de la Provincia del Neuquén.

El 27 de octubre de 2023, Kilwer presentó una nota rechazando dicha intimación e invocando la inconstitucionalidad de los artículos 9 y 17 de la Ley Provincial N° 2990. Hasta el momento, Kilwer no ha obtenido ninguna respuesta formal a su nota de rechazo.

Estado: Tener presente que la gestión procedimental del caso es llevada por el Dr. Mariano Brillo en la Provincia de Neuquén. En la actualidad, se espera la resolución del Tribunal sobre el recurso presentado el 6 de junio de 2023, contra el Acta N° 078/2023, que tuvo por no presentado el descargo de PGR. Asimismo, se espera que el Colegio responda la nota de rechazo presentada el 27 de octubre de 2023.

3.	RECLAMOS EXTRAJUDICIALES

3.1.	Reclamos Centro PYME ADENEU - Compre Neuquino

Partes: PETSA y Kilwer (las “Requeridas”), y el Centro PYME ADENEU de la Provincia del Neuquén (el “Centro”)

Objeto: Pedidos de información por parte del Centro a las Requeridas en el marco de las disposiciones de la Ley Provincial N° 3032 “Régimen de preferencia en la adquisición de bienes y servicios de origen Neuquino para la industria hidrocarburífera y minera” (la “Ley de Compre Neuquino”).

Estado: El 5 y 29 de abril de 2021 las Requeridas fueron intimadas a cumplir con las obligaciones correspondientes a la Ley de Compre Neuquino, bajo apercibimiento de la aplicación de sanciones (las “Notas”). Con fecha 13 de mayo de 2021 las Requeridas presentaron su descargo respecto a las Notas, rechazándolas y cuestionando su constitucionalidad. Con posterioridad, en fechas 21 de diciembre de 2021 y 8 de febrero de 2022, el Centro reiteró su intimación a las Requeridas (las “Nuevas Notas”), las cuales fueron contestadas –en conjunto– por las Requeridas el 18 de febrero de 2022, remitiendo a los argumentos esbozados en el descargo original. Por último, con fecha 17 de mayo de 2022, las Requeridas recibieron las Cartas Documento N° 188752985 y 188752963 reiterando los pedidos de las Notas y las Nuevas Notas (las “Cartas Documento”). Con fecha 2 de junio de 2022, las Requeridas presentaron un nuevo descargo –remitiendo a los argumentos de sus respuestas anteriores– respecto de las Cartas Documento.

II.Municipalidad San Patricio del Chañar Litigation Report

Estado procesal actualizado del expediente SNQDOT 6889/2022 caratulado “Kilwer S.A. c/ Municipalidad de San Patricio del Chañar s/ Acción de Inconstitucionalidad” (el “Expediente”) al 27 de febrero de 2024, en trámite ante la jurisdicción originaria del Tribunal Superior de Justicia (el “TSJ”) de la Provincia del Neuquén (la “Provincia”)

I.Objeto de la demanda

Kilwer S.A. (“Kilwer”) en su carácter de operadora del área hidrocarburífera “Mata Mora”1 (el “Área”) interpuso una acción de inconstitucionalidad junto con una petición cautelar de no innovar contra la Municipalidad de San Patricio del Chañar (la “Municipalidad) en los términos de la Ley Provincial 2130 (la “Ley 2130”) en jurisdicción originaria del TSJ a efectos de que este:

a.

Declare la inconstitucionalidad de los Decretos 1180/22 y 1152/22 (el “Decreto 1180” y el “Decreto 1152”, respectivamente) dictados por el Intendente de la Municipalidad (la “Acción de Inconstitucionalidad”).

b.	Declare que Kilwer posee todos los permisos para la captación de agua, transporte y utilización de los equipos necesarios para ello.

c.	Suspenda la vigencia de los Decretos 1180 y 1152 (la “Suspensión de Vigencia”).

d.

En los términos del artículo 195 y siguientes del Código Procesal Civil y Comercial de la Provincia del Neuquén (el “Código Procesal”), dicte una medida cautelar de no innovar para que la Municipalidad se abstenga de innovar en la situación jurídica y de obstaculizar el desarrollo de las actividades y operaciones de Kilwer y su contratista Hidrofac S.A. con respecto a la captación y transporte de agua para la operación del Área (la “Pretensión Cautelar”).

II.	Ampliación de la demanda

Posteriormente, Kilwer amplió el objeto de la Acción de Inconstitucionalidad y Suspensión de Vigencia mediante la inclusión de las Ordenanzas 1300/22, 1306/22 y 1307/22 y el Decreto 1466/222 (el “Decreto 1466”) de la Municipalidad (en conjunto con los Decretos 1180 y 1152, las “Normas Cuestionadas”).

III.	Vista al Fiscal General

El Expediente 6889 fue remitido al Fiscal General. Previo a emitir su dictamen, el Fiscal General manifestó que correspondía escuchar a la Provincia en cuando a las implicancias y efectos que un pronunciamiento podría tener en las esferas de actuación de la Provincia, en particular, teniendo en cuenta las facultades concurrentes que existirían entre la Provincia y la Municipalidad.

IV.	Resolución Interlocutoria 4

El 18 de mayo de 2023, el TSJ dictó la Resolución Interlocutoria 4 (la “R.I. 4”), haciendo lugar al pedido del Fiscal General y citando de la Provincia para que presente los aportes argumentales correspondientes en relación con la Suspensión de Vigencia formulada por Kilwer.

V.	Citación a la Provincia

El 12 de junio de 2023, el Fiscal de Estado de la Provincia contestó la citación. Manifestó que las Normas Cuestionadas debían suspenderse por colisionar con las competencias atribuidas en forma exclusiva a la Provincia por la Constitución Provincial y la Constitución Nacional. El Fiscal de Estado fundó su opinión en sendos informes producidos por el Subsecretario de Recursos Hídricos, el Subsecretario de Energía, Minería e Hidrocarburos y el Subsecretario de Ambiente (los “Informes”), de los cuales se corrió vista a la Municipalidad y Kilwer, cuyas contestaciones fueron glosadas al Expediente el 16 de junio de 2023.

VI.	Dictamen del Fiscal General

El 7 de julio de 2023, el Fiscal General emitió su dictamen sobre la admisibilidad de la Acción de Inconstitucionalidad en los siguientes términos:

a.

Sobre el objeto de la Acción de Inconstitucionalidad, sostuvo que aquél se circunscribe al control de constitucionalidad de normas de alcance general, emanadas de los poderes públicos provinciales o de los órganos municipales en consonancia con lo previsto por el artículo de la Ley 2130.

b.	Sobre las Normas Cuestionadas:

2 Que resulta ampliatorio de lo dispuesto por el Decreto N° 1152.

a.

Decreto 1152, 1180 y 1466: dictaminó que el Decreto 1152 se trata de un acto administrativo, por cuanto importa una declaración unilateral dictada en ejercicio de la función administrativa, productora de efectos jurídicos individuales y directos para regular una situación particular consistente en una obra de manejo de agua. Por carecer de alcance general, sostuvo que su constitucionalidad no puede ser cuestionada por vía de la Acción de Inconstitucionalidad de la Ley 2130 declarando a este respecto su inadmisión. Lo mismo aplica a los Decretos 1180 y 1466 por ser reglamentarios del Decreto 1152.

b.

Ordenanzas 1306 y 1307: dictaminó que son normas de alcance general sujetas al análisis de constitucionalidad por vía de la Ley 2130. El Fiscal General propició la declaración de admisibilidad parcial de la Acción de Inconstitucionalidad limitada a las Ordenanzas 1306 y 1307.

Para así concluir, el Fiscal General sostuvo que (i) la titularidad de las provincias sobre el dominio y las decisiones sobre el agua, la regulación de sus usos y el otorgamiento de permisos y concesiones es indelegable,3 (b) la Municipalidad se arrogó facultades propias de la Provincia en contraposición a lo previsto por los artículos 8, 95 y 189 inciso 16 de la Constitución Provincial; y (iii) dada la intención final de gravar el uso del agua, existe una violación del poder de reglamentación, control y fiscalización del uso y ocupación del dominio público hídrico que corresponde a la Provincia.

VII.	Estado procesal actual

Desde el 28 de agosto de 2023, el Expediente se encuentra para resolver por el TSJ.

Si bien aún no existe un pronunciamiento del TSJ en el Expediente, el TSJ emitió una sentencia de interés en el expediente SNQDOT 6892/2022 caratulado “Shell Argentina S.A. c. Municipalidad de San Patricio del Chañar s/ Acción de Inconstitucionalidad”. En ese expediente, Shell Argentina S.A. (“Shell”) inició una acción autónoma de inconstitucionalidad con relación a las Ordenanzas 1306,4 13075 y los Decretos 987/22, 11526, 11807 y 1466,8 solicitando la suspensión de las normas municipales afectadas.

El 6 de diciembre de 2023, el TSJ resolvió: (i) suspender la vigencia de los artículos 2, 5 y 7 de la Ordenanza 1306 y del artículo 2 de la Ordenanza 1307 hasta tanto sea resuelto el fondo de la cuestión planteada, previa caución juratoria de la accionante. Luego de ello, se procedió a correr traslado de la demanda de inconstitucionalidad interpuesta por Shell a la Municipalidad y al Fiscal de Estado de la Provincia como paso procesal previo a resolver la cuestión de fondo.

El 23 de febrero de 2024, se presentó el Fiscal de Estado de la Provincia y contestó el traslado conferido por el TSJ, solicitando que se hiciera lugar a la demanda iniciada por Shell y se

3 Cfr. Artículo 12 de la Constitución Provincial de Neuquén.

4 En particular, Shell arguye de inconstitucionales los artículos 2, 5 y 7

5 En particular el artículo 2° cuando incorpora los artículos 172 a 177 de la Ordenanza Municipal N° 1220/2020.

6 Específicamente, los artículos 2° y 3°.

7 Respecto de los artículos 2, 6, 8 y 13.

8 Respecto de los artículos 1 y 3

declarara la inconstitucionalidad de las normas jurídicas municipales afectadas por resultar contrarias a la Constitución Provincial.9 Fundó su petición en los siguientes argumentos:

a.Las provincias deben asegurar la autonomía municipal,10 pero ese deber no excluye que cada provincia pueda delinear el contenido de esta autonomía conforme a su propia realidad municipal, siendo de su exclusiva competencia dotar a sus respectivos municipios de mayores o menores grados de autonomía en los distintos ámbitos.

b.Si bien el artículo 271 de la Constitución Provincial estipula que los municipios son autónomos en el ejercicio de sus atribuciones y sus resoluciones no pueden ser revocadas por otra autoridad, todo ello es “dentro de la esfera de sus facultades”. Tal previsión implica que no todos los municipios tienen similares prerrogativas en tanto así no se las otorguen sus cartas o leyes orgánicas.

c.Los municipios deben respetar los límites impuestos por el principio de supremacía que ostentan las normas provinciales. A dicho principio se adiciona el de legalidad, según el cual los órganos del Estado sólo detentan aquellas competencias legalmente asignadas.

d.El dominio, jurisdicción y regulación de todos los aspectos relacionados con los recursos naturales que se encuentran en el territorio provincial y, en particular, los recursos hídricos, están establecidos en forma exclusiva a favor de la Provincia.11

e.La Municipalidad no tiene competencia en lo referente a la cuestión ambiental hidrocarburífera por estar primordialmente a cargo de la Provincia.

A la fecha, el TSJ no se ha pronunciado por el fondo de la cuestión debatida.

Potential claim

On February 26, 2024, PETSA served notice to Tetra de Argentina SRL (“TETRA”) in connection with certain alleged breaches of TETRA’s obligations under the Operation & Maintenance Services Agreement entered into by and between PETSA and TETRA for the operation Mata Mora’s EPF (the “O&M Agreement”). Further, PETSA informed TETRA of PETSA’s decision to replace TETRA for another contractor upon expiration of the term set forth under the O&M Agreement (i.e., on June 30, 2024).

On March 13, 2024, TETRA replied PETSA’s notice. TETRA argued that they are not in breach of the O&M Agreement and that the term thereunder expires on July 5, 2026.

On May 8, 2024, PETSA rejected TETRA’s reply and ratified the February 26th notice.

SECTION 4.1.8

BANKRUPTCY, INSOLVENCY AND LIQUIDATION

On August 29, 2022, PETSA, Kilwer and Ketsal (and other merging entities) entered into a Merger Agreement pursuant to which PETSA, Kilwer and Ketsal (and such other merging entities) agreed to a merger by absorption by PETSA in accordance with Article 82 et seq. of the Argentine Companies Law No. 19,550 (as amended) and pursuant to which PETSA acts as the absorbing and successor company.

On May 29, 2023, PETSA submitted the Merger filing before the Public Registry of the City of Buenos Aires (“IGJ”) for its registration, which is pending as of the date hereof.

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SECTION 4.2.7(i)

MATERIAL CONTRACTS

Agreement	Parties	Date	Purpose
Carta Oferta para Servicios de Bundle de Fractura	SCHLUMBERGER ARGENTINA S.A.	10/11/2021	Set de Fractura
Carta Oferta Servicio de Bundle de Fractura	OILFIELD SERVICES S.A	13/03/2024	Set de Fractura
Carta Oferta de Perforación	HELMERICH & PAYNE ARGENTINA	05/07/2021	Equipo de Perforación

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SECTION 4.2.7(ii)

MATERIAL CONTRACTS – Possible breaches thereunder

None

3

SECTION 4.2.10

SURFACE FEES

“Neuquén, Provincia Del C/ Kilwer S.A. S/Servidumbres” (Expte. N°002619/2023-00)

Radicación: Corte Suprema de Justicia de la Nación - Secretaría de Juicios

Originarios Partes: Provincia del Neuquén y Kilwer.

Objeto: La actora reclama una indemnización por daños y perjuicios con motivo en las servidumbres hidrocarburíferas sobre tierras fiscales concedidas a la demandada, en su carácter de operador del área hidrocarburífera Mata Mora, en la Provincia del Neuquén.

Monto: AR $1.360.630, compuesto de AR $869.126,16 de capital y AR $530.586,38 de intereses calculados al 31 de diciembre de 2020, más costas. Los intereses deberán actualizarse a la fecha del efectivo pago.

Estado: Este proceso tramitaba originariamente ante la Oficina Procesal Administrativo N° 1 de la Provincia del Neuquén. Al contestar la demanda el 21 de junio de 2022, Kilwer interpuso una excepción de incompetencia por vía de inhibitoria ante la Corte Suprema de Justicia de la Nación (“CSJN”), con sustento en la falta de competencia de la justicia local de la Provincia del Neuquén para conocer en el presente asunto, toda vez que se encuentran en pugna preceptos constitucionales, normas federales y legislación de la Provincia del Neuquén.

El 6 de junio de 2023, la CSJN hizo lugar a la inhibitoria planteada por Kilwer, ordenando la remisión del expediente provincial al máximo tribunal.

El 22 de diciembre de 2023 se requirió a las partes que constituyan domicilios electrónicos, lo que fue tenido por cumplido el 22 de febrero de 2024.

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